Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
962,636 SHARES OF
DONEGAL GROUP INC. CLASS B COMMON STOCK,
AT A PURCHASE PRICE OF $30.00 PER SHARE

BY

GREGORY MARK SHEPARD

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.,

NEW YORK CITY TIME, ON FRIDAY, APRIL 19, 2013,

UNLESS THE TENDER OFFER IS EXTENDED.

THE OFFER IS BEING MADE BY GREGORY MARK SHEPARD, A FLORIDA RESIDENT (THE “OFFEROR”), TO PURCHASE 962,636 SHARES OF CLASS B COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE “COMMON STOCK”), OF DONEGAL GROUP INC., A DELAWARE CORPORATION (THE “COMPANY” OR “DGI”). UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS HERETO OR THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”). UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER.

THE OFFER IS NOT CONDITIONED UPON OFFEROR OBTAINING FINANCING. The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the expiration of the Offer 925,000 Class B common shares (the “Class B Shares”) of the Company; (2) THE APPOINTMENT OF THREE PERSONS selected BY OFFEROR TO THE BOARDS OF DIRECTORS OF EACH OF THE COMPANY AND dONEGAL mUTUAL INSURANCE COMPANY, with no increase in the size of each board from 12 directors; (3) the Company not issuING any additional stock options (except stock options issued pursuant to currently approved STOCK OPTION plans), ANY rights to purchase class a or Class B Shares, or any additional class a or Class B Shares or preferred stock; (4) Offeror having obtained all regulatory approvals from state insurance regulators and the federal reserve BOARD necessary to complete the Offer on terms and conditions satisfactory to Offeror in his reasonable discretion; (5) THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976; and (6) no litigation involving the offer. See Section 14—“conditions of the offer” and section 15—“CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.”

THE OFFER IS NOT INTENDED TO AND DOES NOT CONSTITUTE (I) A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS OR (II) A SOLICITATION OF A CONSENT OR AUTHORIZATION IN THE ABSENCE OF ANY SUCH MEETING.

A summary of the principal terms of the Offer appears on pages (i) through (vii). You should read this entire document carefully before deciding whether to tender your shares.

IMPORTANT

If you wish to tender all or any part of your Class B Shares, you should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Class B Shares to the Depositary along with the Letter of Transmittal (or a facsimile thereof) or deliver such Class B Shares pursuant to the procedures for book-entry transfers set forth in Section 3—“PROCEDURES FOR ACCEPTING THE OFFER AND PAYMENT FOR CLASS B SHARES” prior to the expiration of the Offer or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have Class B Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Class B Shares.

If you desire to tender Class B Shares and your certificates for such shares are not immediately available, or you cannot comply with the procedures for book-entry transfers described in this Offer to Purchase on a timely basis, you may tender such Class B Shares by following the procedures for guaranteed delivery set forth in Section 3—“PROCEDURES FOR ACCEPTING THE OFFER AND PAYMENT FOR CLASS B SHARES.”

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be obtained from the Information Agent.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

March 20, 2013

TABLE OF CONTENTS

SUMMARY TERM SHEET		i

INTRODUCTION		1

1.	Terms of the Offer; Expiration Date	4
2.	Acceptance for Payment and Payment for Class B Shares	6
3.	Procedures for Accepting the Offer and Tendering Class B Shares	7
4.	Withdrawal Rights	10
5.	Material U.S. Federal Income Tax Consequences of the Offer	11
6.	Price Range of Class A Shares and Class B Shares; Dividends	12
7.	Possible Effects of the Offer on the Market for the Class A Shares and the Class B Shares; Nasdaq Listing;
	Exchange Act Registration and Margin Regulations	13
8.	Certain Information Concerning the Company	14
9.	Certain Information Concerning Offeror	16
10.	Source and Amount of Funds	17
11.	Background of the Offer; Contacts with the Company	17
12.	Purpose of the Offer; Plans for the Company; Certain Considerations	26
13.	Dividends and Distributions	26
14.	Conditions of the Offer	27
15.	Certain Legal Matters; Regulatory Approvals	30
16.	Fees and Expenses	33
17.	Miscellaneous	33

SUMMARY TERM SHEET

This Summary Term Sheet is a brief summary of the material provisions of the Offer being made by Gregory Mark Shepard, and is meant to help you understand the Offer. Mr. Shepard is offering to acquire 962,636 shares of Class B common stock of Donegal Group Inc., which is the number of such shares that are not owned by Donegal Mutual Insurance Company (“Donegal Mutual”) or Mr. Shepard, at a price of $30.00 per share of Class B common stock, net to the seller in cash, without interest. This Summary Term Sheet is not meant to be a substitute for the information contained in the remainder of this Offer. The information contained in this Summary Term Sheet is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this Offer and the related Letter of Transmittal. You are urged to carefully read the entire Offer and related Letter of Transmittal prior to making any decision regarding whether to tender your shares. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Offeror.

Q.	WHO IS OFFERING TO PURCHASE MY SHARES OF CLASS B COMMON STOCK OF DONEGAL GROUP INC.?

A.	Gregory Mark Shepard (“Offeror”), a Florida resident, is offering to purchase your shares of Class B common stock par value $0.01 per share (the “Class B Shares”) of Donegal Group Inc. (the “Company”). See "Introduction" and Section 9—“CERTAIN INFORMATION CONCERNING OFFEROR.”

Q.	WHAT IS OFFEROR SEEKING TO PURCHASE, AT WHAT PRICE, AND DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

A.	Offeror is offering to acquire 962,636 Class B Shares, at a price of $30.00 per Class B Share, net to the seller in cash, without interest. If you are the record owner of your Class B Shares, you will not have to pay any brokerage or similar fees. However, if you own your Class B Shares through a broker or other nominee, your broker or nominee may charge you a fee to tender. You should consult your broker or other nominee to determine whether any charges will apply. See “Introduction” and Section 1—“TERMS OF THE OFFER; EXPIRATION DATE.”

Q.	WHY IS OFFEROR MAKING THIS OFFER?

A.	As the owner of approximately 18.0% and 7.1%, respectively, of the Class A common stock, par value $0.01 per share (the “Class A Shares”) and Class B Shares of the Company, which together represents 9.99% of the Company’s voting securities, Offeror believes the Company’s shares trade at a substantial discount to their realizable value if combined with another mutual insurer. Examples of such realization of value include the following transactions: Nationwide-ALLIED (74% premium over pre-announcement share price), State Auto-Meridian (135% premium over the share price immediately before American Union’s tender offer (State Auto outbid American Union)), and the recently completed Nationwide-Harleysville (137% premium over share price five business days preceding announcement). See "Introduction" and Section 12—“PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN CONSIDERATIONS.” In addition, due to the limited trading volume for the Class B Shares, a tender offer for the Class B shares is the most efficient means to acquire a larger amount of such shares.

Q.	HOW WILL THE OWNERSHIP OF THE COMPANY CHANGE IF THE OFFER IS COMPLETED?

A.	The Company has two classes of common stock which trade on the NASDAQ. The Class A Shares, which trade under the symbol DGICA, have one-tenth of a vote per share and the Class B Shares, which trade under the symbol DGICB, have one vote per share. As of March 1, 2013 the Company had 20,050,649 Class A Shares (with 2,005,064 votes) and 5,576,775 Class B Shares (with 5,576,775 votes) outstanding, with total combined votes of the Class A Shares and Class B Shares of 7,581,839. Donegal Mutual owns 7,755,953 Class A Shares (representing 38.7% of the outstanding Class A Shares) with 775,595 votes and 4,217,039 Class B Shares (representing 75.6% of the outstanding Class B Shares) with 4,217,039 votes. By combining the Class A and Class B votes, Donegal Mutual has the authority to cast 4,992,634 or 65.9%

of the 7,581,839 total combined votes. Offeror owns 3,602,900 Class A Shares (representing 18.0% of the outstanding Class A Shares) with 360,290 votes and 397,100 Class B Shares (representing 7.1% of the outstanding Class B Shares) with 397,100 votes. By combining the Class A and Class B votes, Offeror has the authority to cast 757,390 or 9.99% of the 7,581,839 total combined votes. The other public shareholders as of March 1, 2013 owned 8,691,796 Class A Shares (representing 43.3% of the outstanding Class A Shares) with 869,179 votes and 962,636 Class B Shares (representing 17.3% of the outstanding Class B Shares) with 962,636 votes. By combining the Class A and Class B votes, the other public shareholders (i.e., besides Donegal Mutual and Offeror) have the authority to cast 1,831,815 or 24.1% of the 7,581,839 total combined votes. In addition, according to the Company’s 2012 Form 10-K, as of December 31, 2012, there were 6,700,825 Class A Shares subject to options outstanding under the Company’s stock option plans. If the Offer is consummated, a minimum of 925,000 Class B Shares of the Company would be acquired by Offeror. Following consummation of the Offer there would be a limited number of publicly traded Class B Shares outstanding and those shares might be delisted from NASDAQ. See Section 7—“POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE CLASS A SHARES AND THE CLASS B SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION AND MARGIN REGULATIONS” and Section 12—“PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN CONSIDERATIONS.”

Q.	WHY IS THE TENDER OFFER ONLY FOR CLASS B SHARES?

A.	The Class A Shares have one-tenth of a vote per share, and the Class B Shares have one vote per share. See Section 8—“CERTAIN INFORMATION CONCERNING THE COMPANY.”

Q.	HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY CLASS B SHARES?

A.	You have until 11:59 P.M., New York City time, on Friday, April 19, 2013. Under certain circumstances, the Offer may be extended. If the Offer is extended, Offeror will issue a press release announcing the extension on or before the first business morning following the date the Offer was scheduled to expire. See Section 1—“TERMS OF THE OFFER; EXPIRATION DATE.”

Q.	WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

A.	The most important conditions to the Offer are the following:

.	That the Company shareholders validly tender, and do not withdraw before the expiration of the Offer to Purchase, 925,000 Class B Shares.

∙	That three persons selected by Offeror have been appointed as new directors of the Company and Donegal Mutual, respectively, and that the size of each board is not increased from 12 directors.

.	That the Company not issue any additional stock options (except stock options issued pursuant to currently approved stock option plans), any rights to purchase Class A or Class B Shares, Class A or Class B stock grants, or any additional Class A or Class B Shares or preferred stock.

.	That Offeror obtain all insurance regulatory approvals necessary to complete the tender offer. The terms and conditions of these approvals must be satisfactory to Offeror, in his reasonable discretion.

.	That the waiting period applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 have expired or have terminated early.

.	That no litigation has been initiated involving the Offer that seeks to restrain or enjoin it, or that otherwise seeks damages from Offeror.

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.	That Offeror obtain a written notice of non-disapproval from the Federal Reserve Board, on terms and conditions satisfactory to Offeror in his reasonable discretion.

.	That the other conditions of the Offer described in Section 14—“CONDITIONS OF THE OFFER” and Section 15—“CERTAIN LEGAL MATTERS; REGULATORY APPROVALS” have been satisfied.

The Offer is not conditioned upon Offeror obtaining financing. A fuller discussion of the conditions to consummation of the Offer may be found in the Introduction and Section 14—“CONDITIONS OF THE OFFER” and Section 15—“CERTAIN LEGAL MATTERS; REGULATORY APPROVALS” of this Offer to Purchase.

Q.	IS OFFEROR REQUIRING BOARD OF DIRECTORS’ SEATS AS A CONDITION OF THE OFFER?

A.	Yes. A condition of the Offer is that the Boards of Directors of the Company and Donegal Mutual must each appoint three persons selected by Offeror as new directors and that the size of each board is not increased from 12 directors. Under the Company’s Bylaws, a majority of the Company’s Board of Directors can appoint new directors to fill vacancies resulting from resignations or removals of directors. Offeror is not soliciting or seeking proxies in connection with the election of directors, including the directors proposed by the Company for re-election as Class C directors at the upcoming annual meeting of shareholders. See Section 14—“CONDITIONS OF THE OFFER” and Section 15—“CERTAIN LEGAL MATTERS; REGULATORY APPROVALS” of this Offer to Purchase.

Q.	WHY IS OFFEROR REQUIRING THREE NEWLY APPOINTED DIRECTORS ON EACH BOARD?

If the Offer is successful, Offeror would own shares with approximately 22.7% of the total voting power of the Company’s stock. If the Company had cumulative voting, which it does not, then Offeror would be able to have three minority director representatives (one for each class of director). Under the corporation statute of Pennsylvania, for example, cumulative voting is required unless a company’s articles of incorporation affirmatively provide otherwise. However, cumulative voting is not required under the corporation statute of Delaware, where the Company is incorporated. Moreover, because the Company does not have cumulative voting, a large minority shareholder such as Offeror is unable to elect directors, which is contrary to recent pronouncements on corporate democracy, such as the SEC’s adoption of “proxy access” rules to facilitate the inclusion of director nominees of significant, long-term shareholders in companies’ proxy materials. Offeror is also seeking three seats on Donegal Mutual’s Board of Directors because Donegal Mutual overwhelmingly controls the Company. See Section 14—“CONDITIONS OF THE OFFER” and Section 15—“CERTAIN LEGAL MATTERS; REGULATORY APPROVALS” of this Offer to Purchase.

Q.	WHY SHOULD I TENDER MY CLASS B SHARES?

A.	You should tender your Class B Shares because the Offer represents an outstanding value. The stock closing prices of the Company’s Class A Shares and Class B Shares as of March 19, 2013, the last full trading day before Offeror commenced the Offer, were $14.66 and $21.07 per share, respectively. This also is an opportunity for you to sell your Class B Shares without the incurrence of brokerage commissions and fees. If this Offer is withdrawn, or is blocked by Donegal Mutual or the Company, the Class B stock price might not reach $30.00 again for a very long time. We advise you to obtain a recent quotation for the Class B Shares in deciding whether to tender your Class B Shares. In addition, if the Offer is successful and you do not tender your Class B Shares, there will remain only a few Class B Shares owned by non-affiliates of the Company, and trading and liquidity for your Class B Shares will be severely limited. See Section 6—“PRICE RANGE OF SHARES; DIVIDENDS.”

Q.	DOES OFFEROR HAVE THE FINANCIAL RESOURCES TO PAY FOR THE OFFER?

A.	Yes. Offeror estimates that the total amount of funds required to purchase up to 962,636 outstanding Class B Shares of Donegal Group Inc. pursuant to the Offer and to pay all related funding, costs and expenses,

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will be approximately $29.0 million. Offeror is able to provide 100% of the funds required to pay for the Class B Shares tendered from his cash, cash equivalents and from his ability to realize cash from the sale of liquid securities. The Offer is not conditioned upon Offeror entering into any financing arrangements. See Section 10—“SOURCE AND AMOUNT OF FUNDS.”

Q.	HOW MUCH MONEY DOES OFFEROR HAVE INVESTED IN THE COMPANY AND HOW WOULD COMPLETING THE OFFER EFFECT HIS INVESTMENT?

A.	Offeror has personally invested approximately $51.9 million for 3,602,900 Class A Shares and $6.6 million for 397,100 Class B Shares, which together represent 9.99% of the Company’s voting securities. Offeror will pay for the estimated $120,920 of costs and expenses of the Offer and up to $28,879,080 to purchase up to 962,636 additional Class B Shares (at $30.00 per Class B Share) representing 12.7% of the Company’s voting securities. If the Offer is consummated Offeror will then own 22.7% of the Company’s voting securities, which will make Offeror become an “interested stockholder” (owning 15% or more of the Company’s voting securities) and subject to Section 203 of the Delaware General Corporation Law relating to business combination transactions with interested stockholders. Section 203 of the Delaware General Corporation Law restricts business combinations between companies and interested stockholders for three years following the date they become interested stockholders, unless certain conditions are met. Offeror intends to comply fully with Section 203. See Section 8—“CERTAIN INFORMATION CONCERNING THE COMPANY” and Section 15—“CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.”

Q.	WHAT IS THE COMPANY SAYING ABOUT THE OFFER?

A.	Rule 14e-2 requires the Company to publish, send or give its security holders a statement disclosing its position on the Offer no later than 10 business days after the date the Offer commenced. The statement must disclose that the Company either recommends acceptance or rejection of the Offer, expresses no opinion and is remaining neutral toward the offer, or is unable to take a position on the Offer. The statement must also state the Company’s reasons for its position on the Offer.

Q.	IS THERE A NEED FOR A STOCKHOLDERS MEETING?

A.	No. Under General Corporation Law of the State of Delaware, a stockholder’s meeting is not required to approve the transaction. See Section 12—“PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN CONSIDERATIONS” and Section 15—“CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.”

Q.	IF THE OFFER IS CONSUMMATED, WHAT WILL HAPPEN TO THE NASDAQ LISTING OF THE COMPANY’S CLASS A AND CLASS B SHARES?

A.	The offer will have no effect on the NASDAQ listing status of the Class A Shares. The number of shareholders and the number of Class B Shares of the Company that are still in the hands of the public will probably be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares, and hence liquidity for the Class B Shares would be adversely affected. Also, the Class B Shares may no longer be eligible to be traded on the NASDAQ or any other securities exchange. See Section 7—“POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE CLASS B SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION AND MARGIN REGULATIONS.”

Q.	WHAT IDEAS OR PLANS DOES OFFEROR HAVE FOR THE COMPANY AND ITS AFFILIATES AND SUBSIDIARIES AFTER THE TENDER OFFER IS CONSUMMATED?

A.	Assuming the Offer is consummated, Offeror has no present plans or proposals for a change in the conduct of the business or employment of the assets and surplus of the Company and its affiliates and subsidiaries. See Section 12—“PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN CONSIDERATIONS.”

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Q.	IS OFFEROR’S FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

A.	Offeror does not think his financial condition is relevant to your decision whether to tender in the Offer because the form of payment consists solely of cash and Offeror has all of the financial resources necessary to complete the Offer. Offeror has no plans or intentions to provide the Company with any funding, loans, equity or capital support, or other resources. See Section 10—“SOURCE AND AMOUNT OF FUNDS.”

Q.	WHAT IS THE EFFECT OF THE OFFER ON DONEGAL MUTUAL?

A.	The Company is controlled by Donegal Mutual, a Pennsylvania mutual property and casualty insurer. Donegal Mutual not only has majority ownership of the Company but it also manages the Company by providing personnel, facilities, reinsurance, and systems needed to run the Company and its operations. The Offer will not result in a change to the statutory equity of the Company. Donegal Mutual's investment in the Company is reported as statutory equity. As a result of consummation of the Offer, there will be no effect to Donegal Mutual’s control of the Company and the market value of Donegal Mutual’s Class B Shares will probably increase, but there will be no corresponding change to Donegal Mutual’s policyholders surplus because there will be no change to the Company’s statutory equity.

Q.	IS THE OFFER OPEN TO DONEGAL MUTUAL AND ITS OFFICERS AND DIRECTORS?

A.	Yes. Pursuant to Rule 14d-10(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Offer is open to all Class B Shareholders. However, the Offer does not expect Donegal Mutual to tender any Class B Shares into the Offer.

Q.	HOW DO I ACCEPT THE OFFER AND TENDER MY SHARES?

A.	To tender your Class B Shares, prior to the expiration of the Offer you must completely fill out the enclosed Letter of Transmittal and deliver it, along with your share certificates, to The Colbent Corporation, the Depositary identified in the Letter of Transmittal. If your shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the Depositary before the expiration of the Offer, you may have a limited amount of additional time by having a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized medallion program approved by the Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange Medallion Signature Program, or other eligible guarantor institution, guarantee, pursuant to the enclosed Notice of Guaranteed Delivery, that the missing items will be received by the Depositary within three trading days after the date of execution of a Notice of Guaranteed Delivery. However, the Depositary must receive the missing items within that three trading day period. See Section 3—“PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING CLASS B SHARES.”

Q.	IF I ACCEPT THE OFFER, WHEN WILL I GET PAID?

A.	Provided the conditions to the Offer are satisfied and Offeror consummates the Offer and accepts your Class B Shares for payment, you will receive a check as promptly as practicable following the expiration of the Offer. Offeror expects that checks will be mailed out promptly following expiration of the Offer. See Section 2—“Acceptance for Payment and Payment for Class B Shares.”

Q.	WHAT HAPPENS IF THE OFFER IS OVERSUBSCRIBED?

A.	If more than 962,636 Class B Shares are validly tendered and not properly withdrawn prior to the expiration of the Offer, we will purchase Class B Shares on a pro rata basis, with fractional Class B Shares rounded to the nearest whole Class B Share, such that the aggregate number of Class B Shares that we purchase is equal to 962,636 Class B Shares.

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Because of the proration provisions described above, we may not purchase all of the Class B Shares that you tender. See Section 2—“Acceptance for Payment and Payment for Class B Shares.”

Q.	WILL I CONTINUE TO RECEIVE DIVIDENDS AND HAVE VOTING RIGHTS WITH RESPECT TO THE CLASS B SHARES THAT I TENDER TO YOU?

A.	Yes. Until we accept your Class B Shares for payment at the completion of our Offer, you will be entitled to receive any dividends paid on your tendered shares and you will continue to have the right to vote your tendered Class B Shares in our Offer.

Q.	UNTIL WHAT TIME CAN I WITHDRAW MY PREVIOUSLY TENDERED CLASS B SHARES?

A.	You may withdraw a portion or all of your tendered Class B Shares at any time prior to the expiration of the Offer. Further, if Offeror has not agreed to accept your shares for payment within 60 days of the commencement of the Offer, you can withdraw them at any time after that 60-day period until Offeror accepts your shares for payment. Once shares are accepted for payment, they cannot be withdrawn. See Section 4—“WITHDRAWAL RIGHTS.”

Q.	HOW DO I WITHDRAW PREVIOUSLY TENDERED CLASS B SHARES?

A.	To withdraw a portion or all of the Class B Shares that you previously tendered, you must deliver a written Notice of Withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the shares. If you tendered Class B Shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 4—“WITHDRAWAL RIGHTS.”

Q.	IF I DO NOT TENDER MY CLASS B SHARES BUT THE OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

A.	As indicated above, if the Offer is successful and you do not tender your Class B Shares, then your shares would remain outstanding but would have very limited trading and liquidity. Also as previously noted, if the Offer is consummated, Donegal Mutual will continue to control the Company and its subsidiaries and affiliates. Offeror intends to support the maximization of shareholder value for the Company’s shareholders and protect policyholders. Also, there may be other effects on your Class B Shares discussed in more detail in the question and answer above. See “Introduction”, Section 12—“PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN CONSIDERATIONS” and Section 15—“CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.”

Q.	IS THERE AN AGREEMENT GOVERNING THE OFFER?

No. There is no agreement governing the Offer.

Q.	ARE THERE ANY AGREEMENTS BETWEEN OFFEROR AND THE COMPANY?

A.	No. There are no agreements between Offeror (or any of his affiliates) and the Company (or any of its affiliates).

Q.	WILL YOU PROVIDE A SUBSEQUENT OFFERING PERIOD?

We may elect to provide a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased Class B Shares tendered during the Offer, during which stockholders may tender, but not withdraw, their Class B Shares and receive the Offer Price. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See Section 1—“TERMS OF THE OFFER; EXPIRATION DATE.”

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Q.	HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED OR IF A SUBSEQENT OFFERING PERIOD IS PROVIDED?

If we extend the Offer or provide a subsequent offering period, we will inform The Colbent Corporation (which is the Depositary for the Offer) of that fact and will make a public announcement, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 — “TERMS OF THE OFFER; EXPIRATION DATE.”

Q.	ARE DISSENTERS’ RIGHTS AVAILABLE IN CONNECTION WITH THE OFFER?

A.	Based on a review of Section 262 of the General Corporation Law of Delaware, Offeror believes that dissenters' rights are not available in connection with the Offer because the Offer is not a merger or consolidation.

Q.	ARE CLASS A SHAREHOLDERS AND CLASS B SHAREHOLDERS ENTITLED TO RECEIVE THE SAME PER SHARE CONSIDERATION IN A MERGER OR CONSOLIDATION?

A.	Yes, Article 4(a)(v) of the Company’s Certificate of Incorporation provides that in the event of a merger or consolidation of the Company with or into another entity (whether or not the Company is the surviving entity), the holders of Class A Shares and the holders of Class B Shares shall be entitled to receive the same per share consideration in such merger or consolidation. However, this Offer does not involve a merger or consolidation of the Company with or into another entity. This is an Offer from an Offeror with a 9.99% minority voting position seeking to acquire up to 962,636 publicly traded Class B Shares, representing 12.7% of the combined voting power of the Company’s Class A Shares and Class B Shares, at a price of $30.00 per Class B Share, net to the seller in cash, without interest. Therefore, Article 4(a)(v) of the Company’s Certificate of Incorporation does not apply to the Offer.

Q.	WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION?

A.	The receipt of cash by you in exchange for your Class B Shares pursuant to the Offer proposed by Offeror is a taxable transaction for United States federal income tax purposes and may also be taxable transactions under applicable state, local or foreign tax laws. You will recognize capital gain or loss equal to the difference between your adjusted tax basis in the Class B Shares you tender and the amount of cash you receive for those shares. You should consult your tax advisor about the particular effect tendering will have on your shares. See Section 5—“MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.”

Q.	WHO CAN I CALL WITH QUESTIONS?

A.	You can call D.F. King & Co., Inc., Offeror’s Information Agent, at (800) 967-5079 (toll-free) with any questions you may have. See the back cover of this Offer to Purchase. See “Introduction.”

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To the Holders of Common Stock of Donegal Group Inc.:

INTRODUCTION

Gregory Mark Shepard ("Offeror"), a Florida resident, hereby offers to purchase up to 962,636 shares of Class B common stock, par value $0.01 per share (the “Class B Shares”), or, such lesser number of shares as are properly tendered and not properly withdrawn, of Donegal Group Inc., a Delaware corporation (the “Company”), at a price of $30.00 per share of Class B common stock (the “Offer Price”), net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

Tendering shareholders who have Class B Shares registered in their own name and who tender shares directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Class B Shares by Offeror pursuant to the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup federal income tax withholding of 28% of the gross proceeds payable to you pursuant to the Offer. Certain foreign shareholders may be subject to a 30% U.S. withholding tax on gross proceeds unless they furnish an IRS Form W-8BEN or other IRS Form W-8 establishing an entitlement to an exemption or reduction in the 30% U.S. withholding tax. Shareholders who hold their Class B Shares through a bank or broker should check with such institution as to whether or not it charges any fees applicable to a tender of shares. Offeror will pay all charges and expenses of The Colbent Corporation, as Depositary (the "Depositary"), and D.F. King & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 5—“MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER” and Section 16—“FEES AND EXPENSES.”

The purpose of the Offer is to enable Offeror to increase his voting securities from 9.99% of the Company to 22.7% because he believes the Company’s shares trade at a substantial discount to their realizable value if combined with another mutual insurer. The Company’s Board of Directors has not approved the Offer or otherwise commented on it as of the date of the mailing of this Offer to Purchase. Offeror intends to negotiate with the Company with respect to obtaining the approvals sought in the Offer. If such negotiations result in a definitive agreement between the Company and Offeror, certain material terms of the Offer may change. Accordingly, such negotiations could result in, among other things, termination of the Offer and submission of a different acquisition proposal to the Company's shareholders.

Offeror currently intends, as soon as practicable following consummation of the Offer, in accordance with applicable law, to explore any and all options which may be available to him. In this regard, and after expiration or termination of the Offer, Offeror may seek to acquire shares of the Company’s Class A common stock, par value $0.01 per share (the “Class A Shares”) or Class B Shares, through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as Offeror may determine, which, in the case of the Class B Shares, may be more or less than the price to be paid per Class B Share pursuant to the Offer and could be for cash or other consideration.

Certain Conditions to the Offer.

The Offer is conditioned upon, among other things, the Minimum Condition, the Board Condition, the Hart-Scott-Rodino Condition, the FRB Condition, the Insurance Regulatory Approval Condition, and the No Litigation Condition (each as defined below). The Offer also is subject to certain other conditions. See Section 14—“CONDITIONS OF THE OFFER,” which sets forth the conditions to consummation of the Offer, and Section 15—“CERTAIN LEGAL MATTERS; REGULATORY APPROVALS,” which addresses certain legal matters and regulatory consents and approvals.

The Minimum Condition. Consummation of the Offer is conditioned upon there being validly tendered and not properly withdrawn prior to the expiration of the Offer, 925,000 Class B Shares (the “Minimum Condition”). See Section 14—“CONDITIONS OF THE OFFER.”

According to the Company's Annual Report on Form 10-K for the year ended December 31, 2012 (the "2012 10-K"), as of March 1, 2013 there were 20,050,649 Class A Shares and 5,576,775 Class B Shares of the Company issued and outstanding. Of these shares, Donegal Mutual Insurance Company (“Donegal Mutual”), a Pennsylvania mutual property and casualty insurance company owned 7,755,953 Class A Shares and 4,217,039 Class B Shares as of March 1, 2013, and Offeror owns

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3,602,900 Class A Shares and 397,100 Class B Shares, which were acquired in open-market transactions. Offeror does not intend to tender any of his Class B Shares in the Offer. Therefore, 8,691,796 Class A Shares and 962,636 Class B Shares as of March 1, 2013 were held by public shareholders other than Offeror or Donegal Mutual. In addition, according to the 2012 10-K, as of December 31, 2012, there were 6,700,825 Class A Shares subject to options outstanding under the Company's stock option plans.

Based on the foregoing, assuming (i) Donegal Mutual and Offeror continue to own 4,217,039 and 397,100 Class B Shares, respectively, and (ii) the Company does not re-purchase any Class B Shares, the Minimum Condition would be satisfied if 925,000 of the 962,636 Class B Shares that Offeror is offering to purchase are validly tendered pursuant to the Offer.

The Board Condition. Consummation of the Offer is conditioned upon the appointment of three persons selected by Offeror as new directors of the Company and the appointment of three persons selected by Offeror as new directors of Donegal Mutual, and that the size of each board is not increased from 12 directors (the “Board Condition”). See Section 14—“CONDITIONS OF THE OFFER.”

The Company’s Bylaws state that the Company’s Board of Directors (the “Board”), by majority vote, may appoint new directors to fill any vacancies on the Board resulting from the resignation, removal or death of directors.

If the Offer is successful, Offeror would own shares with approximately 22.7% of the total voting power of the Company’s stock. If the Company had cumulative voting, which it does not, then Offeror would be able to have three minority director representatives (one for each class of director). Under the corporation statute of Pennsylvania, for example, cumulative voting is required unless a company’s articles of incorporation affirmatively provide otherwise. However, cumulative voting is not required under the corporation statute of Delaware, where the Company is incorporated. Moreover, because the Company does not have cumulative voting, a large minority shareholder such as Offeror is unable to elect directors, which is contrary to recent pronouncements on corporate democracy, such as the SEC’s adoption of “proxy access” rules to facilitate the inclusion of director nominees of significant, long-term shareholders in companies’ proxy materials. Offeror is also seeking three seats on Donegal Mutual’s Board of Directors because Donegal Mutual overwhelmingly controls the Company.

The Hart-Scott-Rodino Condition. Consummation of the Offer is conditioned upon all waiting periods and any extensions thereof applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, having expired or terminated (the “Hart-Scott-Rodino Condition”). See Section 15—“CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.”

The FRB Condition. Consummation of the Offer is conditioned upon the expiration of a 60-day waiting period following Offeror’s notice to the Board of Governors of the Federal Reserve System (the “FRB”) of Offeror’s proposed acquisition of the Class B Shares pursuant to the Offer, or upon Offeror’s earlier receipt of a written notification by the FRB (i) of its intention not to disapprove the acquisition or (ii) that Offeror has rebutted the presumption of control, in each case pursuant to the Change in Bank Control Act and Regulation LL thereunder, on terms and conditions satisfactory to Offeror in his reasonable discretion (the “FRB Condition”). See Section 15—“CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.”

Satisfying the FRB Condition would require the approval of the Federal Reserve Board (the “FRB”), which is the primary federal regulator of Offeror in its capacity as a savings and loan holding company as a result of its indirect ownership of Union Community Bank FSB, a Federal savings bank (“UCB”).

Offeror’s acquisition of the Class B Shares pursuant to the Offer is deemed by the FRB, subject to rebuttal, to be an acquisition of control of a savings and loan holding company, which the Company is as a result of its indirect ownership of UCB, a federal savings bank. Offeror’s acquisition of the Class B Shares pursuant to the Offer is therefore subject to the prior non-disapproval of the FRB, by means of either (i) the expiration of a 60-day waiting period following Offeror’s notice to the FRB, (ii) the FRB’s written determination that it intends not to disapprove the acquisition, or (iii) the FRB’s written determination that Offeror has rebutted the presumption of control and, therefore, no such notice is required. On the date of this Offer to Purchase, Offeror submitted a notice to the FRB requesting that the FRB determine that, under the circumstances, the acquisition would not constitute an acquisition of control pursuant to the Change in Bank Control Act and Regulation LL thereunder, and that the FRB state in writing that it intends not to

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disapprove the acquisition. See Section 14—“CONDITIONS OF THE OFFER” and Section 15—“CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.”

The Insurance Regulatory Approval Condition. Consummation of the Offer is conditioned upon Offeror having obtained all insurance regulatory approvals necessary for completion of the Offer on terms and conditions satisfactory to Offeror, in his reasonable discretion (the “Insurance Regulatory Approval Condition”). See Section 15—“CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.”

According to the 2012 10-K and other publicly available documents, the Company, which is domiciled in Delaware, directly owns one property-casualty insurance company domiciled in Iowa, two in Maryland, one in Michigan, one in Pennsylvania, one in Virginia, and one in Wisconsin. The Company is also affiliated with Donegal Mutual, a Pennsylvania mutual property-casualty insurance company, which directly owns both a title insurance company and, together with the Company, Donegal Financial Services Corporation, which in turn owns a federal savings bank domiciled in Pennsylvania. Additionally, the Company is affiliated with a Georgia mutual property-casualty insurance company. Accordingly, satisfying the Insurance Regulatory Approval Condition would require filings with, and approvals of, state insurance regulatory authorities (the "Insurance Commissions" or "Insurance Commissioners") under the respective insurance codes (the "Insurance Codes") of Iowa, Maryland, Michigan, Pennsylvania, Virginia and Wisconsin.

The Insurance Codes and the rules that have been promulgated thereunder each contain provisions applicable to the acquisition of "control" of a domestic insurer, including a presumption of control that arises from the ownership of ten percent (10%) or more of the voting securities of a domestic insurer or of a person that controls a domestic insurer. Generally, any person seeking to acquire voting securities, such as the Class A Shares and Class B Shares, in an amount that would result in such person controlling, directly or indirectly, a domestic insurer must, together with any person ultimately controlling such person, file with the relevant Insurance Commissions certain information concerning the acquisition of control (generally known as a “Form A”) and send a copy of each Form A to the Company.

In Iowa, Maryland, Michigan, Pennsylvania, Virginia and Wisconsin, the Form A filings trigger public hearing requirements and commence statutory periods within which decisions must be rendered approving or disapproving the acquisition of control of the Company by Offeror. The periods within which hearings must be commenced or decisions rendered generally do not begin until the relevant Insurance Commissioner has deemed the Form A filing complete. The Insurance Commissioner has discretion to request that additional information be furnished before it deems the Form A filing complete. The Insurance Codes provide certain statutory standards for the approval or the disapproval of the acquisition of control of the Company. However, the Insurance Codes also permit the Insurance Commissioner’s discretion in determining whether such standards have been met.

On March 20, 2013, Offeror filed “Form A” statements describing the Offer with the Insurance Commissions in Pennsylvania, Iowa, Maryland, Michigan, Virginia and Wisconsin, where the Company’s insurance subsidiaries are domiciled. Each of these Insurance Commissions must approve the Offer, as described in the relevant “Form A” statement, in order for the Offer to be consummated. See Section 14—“CONDITIONS OF THE OFFER” and Section 15—“CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.”

The No Litigation Condition. Consummation of the Offer is conditioned upon there not having been initiated, in any court, any lawsuit or other proceeding, in each case involving the Offer that seeks to restrain or enjoin it or otherwise seeks damages from Offeror, brought by the Company, Donegal Mutual, any of their respective affiliates, or any other third party (the “No Litigation Condition”). See Section 14—“CONDITIONS OF THE OFFER.”

Offeror expects that Donegal Mutual and the Company will contemplate tactics to block or impede this Offer, based on the history of past contacts (see Section 11 – “BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY”) and based on statements made by Donegal Mutual in its Schedule 13D/A filed on June 6, 2012. For instance, in the Schedule 13D/A, Donegal Mutual stated that it and the Company “believe their relationship with each other since 1986 has been integral to their respective growth, financial condition and success in the property and casualty insurance industry and will continue to be a benefit to Donegal Mutual, to Donegal Mutual’s policyholders, to DGI [i.e., the Company], to DGI’s stockholders and to the policyholders of DGI’s insurance subsidiaries for the long-term future.” If Donegal Mutual, the Company, or any of their respective affiliates brings litigation against Offeror in

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connection with the Offering, it will dramatically increase the cost of the Offering to Offeror, and Offeror reserves the right to terminate the Offer at any time upon the institution of any such litigation. An attempt by Donegal Mutual, the Company, or any of their respective affiliates to impede or prevent the consummation of the Offer by bringing any such litigation would, in Offeror’s opinion, work a disservice to the Class B Shareholders because it would prevent them from receiving a fair price for their Class B Shares.

Certain other conditions to consummation of the Offer are described in Section 14—“CONDITIONS OF THE OFFER” and Section 15—“CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.” Offeror expressly reserves the right in his sole discretion to waive any one or more of the conditions to the Offer.

Certain material U.S. federal income tax consequences of the sale of Class B Shares pursuant to the Offer are described in Section 5—“MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.”

Stockholders of record who hold Class B Shares registered in their own name and tender their Class B Shares directly to the Depositary (as defined below) will not be obligated to pay brokerage fees, commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, on the purchase of Class B Shares by Offeror pursuant to the Offer. Stockholders who hold their Class B Shares through a bank or broker should check with such institution as to whether they will be charged any service fees. Offeror will pay all charges and expenses of D.F. King & Co., Inc., as Information Agent (the “Information Agent”) and The Colbent Corporation, as Depositary (the “Depositary”), incurred in connection with the Offer. See Section 16—“FEES AND EXPENSES.”

The Class B Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company’s stockholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the SEC: 3 World Financial Center, Suite 400, New York New York, 10281; and 175 W. Jackson Boulevard, Suite 900, Chicago, IL 60604. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 100 F Street, NE, Washington DC 20549. The SEC also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information. Reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of NASDAQ, 9513 Key West Avenue, Rockville, Maryland 20850.

Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.	Terms of the Offer; Expiration Date.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will accept for payment and pay for up to 962,636 Class B Shares which are validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 4—“WITHDRAWAL RIGHTS” on or prior to the Expiration Date (as hereinafter defined). The term "Expiration Date" means 11:59 P.M., New York City time, on Friday, April 19, 2013, unless and until Offeror, in his sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Offeror, shall expire. Upon the Expiration Date, Offeror will determine, based on circumstances then existing, whether there will be a subsequent offering period.

The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition, the Board Condition, the Hart-Scott-Rodino Condition, the FRB Condition, the Insurance Regulatory Approval Condition, and the No Litigation Condition. If any or all of such conditions are not satisfied or if any or all of the other events set forth in Section 14—

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“CONDITIONS OF THE OFFER” shall have occurred prior to the Expiration Date, Offeror reserves the right (but shall not be obligated) subject to the applicable rules and regulations of the SEC to (i) decline to purchase any of the Class B Shares tendered in the Offer and to terminate the Offer and return all tendered Class B Shares to the tendering shareholders, (ii) waive or reduce the Minimum Condition or waive or amend any or all other conditions to the Offer to the extent permitted by applicable law, and, subject to complying with applicable rules and regulations of the SEC, purchase all Class B Shares validly tendered, or (iii) extend the Offer and, subject to the right of shareholders to withdraw Class B Shares until the Expiration Date, retain the Class B Shares which have been tendered during the period or periods for which the Offer is extended.

Subject to the applicable rules and regulations of the SEC (including the requirements of Rule 14d-4 under the Exchange Act), Offeror reserves the right (but in no event shall be obligated), in his sole discretion, to waive any or all of the Offer Conditions. If, on or prior to the Expiration Date, any or all of the Offer Conditions have not been satisfied or waived, Offeror reserves the right, subject to complying with applicable federal securities laws and the rules and regulations of the SEC thereunder (the “Securities Laws”) and the rules and regulations of the NASDAQ Stock Market, to: (i) decline to purchase any of the Class B Shares tendered, terminate the Offer and return all tendered Class B Shares to tendering stockholders; (ii) waive all the unsatisfied Offer Conditions (subject to the terms of Section 14—“CONDITIONS OF THE OFFER”) and purchase all Class B Shares validly tendered; (iii) extend the Offer and, subject to the right of stockholders to withdraw Class B Shares until the Expiration Date, retain the Class B Shares that have been tendered during the period or periods for which the Offer is extended; and (iv) amend the Offer. During any such extension, all Class B Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw its Class B Shares in accordance with the procedures set forth in Section 4—“WITHDRAWAL RIGHTS.”

Offeror may elect to provide a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act. A subsequent offering period, if one is included, will be an additional period of time beginning after Offeror has purchased Class B Shares tendered during the Offer, during which stockholders may tender, but not withdraw, their Class B Shares and receive the Offer Price. Offeror does not currently intend to include a subsequent offering period, although Offeror reserves the right to do so.

Subject to the applicable rules and regulations of the SEC including rule 14e-1(c) under the Exchange Act, Offeror also expressly reserves the right, in his sole discretion, at any time and from time to time, to (i) delay acceptance for payment of, or, regardless of whether such Class B Shares were theretofore accepted for payment, payment for, any Class B Shares pending receipt of any regulatory approval specified in Section 15—“CERTAIN LEGAL MATTERS; REGULATORY APPROVALS” or in order to comply in whole or in part with any other applicable law; (ii) terminate the Offer and not accept for payment any Class B Shares if any of the conditions referred to in Section 14—“CONDITIONS OF THE OFFER” have not been satisfied or if any of the events specified in Section 14—“CONDITIONS OF THE OFFER” have occurred; and (iii) waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d)(1), 14d-6(c) and l4e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Offeror may choose to make any public announcement, Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a press release and making appropriate filings with the SEC.

If Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Offeror will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d)(1), 14d-6(c) and l4e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information. In a published release, the SEC has stated that with respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is required to allow for adequate dissemination to shareholders and investor response. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. Accordingly, if, prior to

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the Expiration Date, Offeror decreases the number of Class B Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Class B Shares, the Offer will be extended at least until the expiration of such ten business day period.

Pursuant to Rule 14d-11 under the Exchange Act, although Offeror does not currently intend to do so, Offeror may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Class B Shares tendered in the Offer (a “Subsequent Offering Period”). A Subsequent Offering Period would be an additional period of time, following the first purchase of Class B Shares in the Offer, during which shareholders would be able to tender Class B Shares not tendered in the Offer.

During a Subsequent Offering Period, tendering shareholders would not have withdrawal rights, and Offeror would promptly purchase and pay for any Class B Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that Offeror may provide a Subsequent Offering Period so long as, among other things, (i) the initial 20-business day period of the Offer has expired; (ii) Offeror offers the same form and amount of consideration for Class B Shares in the Subsequent Offering Period as in the initial Offer; (iii) Offeror immediately accepts and promptly pays for all Class B Shares tendered during the Offer including the approximate number and percentage of Class B Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period; and (iv) Offeror immediately accepts and promptly pays for Class B Shares as they are tendered during the Subsequent Offering Period. If Offeror elects to include a Subsequent Offering Period, he will notify shareholders of the Company consistent with the requirements of the Commission.

Pursuant to Rule 14d-5 under the Exchange Act and Section 220 of the Delaware General Corporation Law (the “DGCL”), requests are being made to the Company for the use of the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to shareholders. Upon compliance by the Company with such request, this Offer to Purchase and the Letter of Transmittal will be mailed to shareholders of record and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing, or if the Company so elects the materials will be mailed by the Company for subsequent transmittal to beneficial owners of the Company’s stock. Offeror makes no provisions in connection with the Offer to grant affiliated or unaffiliated shareholders access to the files of Offeror or to obtain counsel at the expense of Offeror.

2.	Acceptance for Payment and Payment for Class B Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will purchase, by accepting for payment, and will pay for, up to 962,636 Class B Shares which are validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4—“WITHDRAWAL RIGHTS”) promptly after the later to occur of (i) the Expiration Date; and (ii) the satisfaction or waiver of the regulatory conditions set forth in Section 14—“CONDITIONS OF THE OFFER.” Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the reasonable discretion of Offeror. See Section 14—“CONDITIONS OF THE OFFER” and Section 15—“CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.” Offeror expressly reserves the right, in his discretion, to delay acceptance for payment of, or, subject to applicable rules of the SEC, payment for, Class B Shares in order to comply in whole or in part with any applicable law. Offeror understands that, in accordance with the applicable rules of the SEC, any delay in accepting Class B Shares, regardless of cause, may not exceed a reasonable length of time. Accordingly, if it appears at the time that the Offer is scheduled to expire that any regulatory approvals specified in Section 14—“CONDITIONS OF THE OFFER” are not likely to be obtained within a reasonable length of time thereafter, Offeror will either extend or terminate the Offer.

In all cases, payment for Class B Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing Class B Shares (the “Class B Share Certificates"), or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Class B Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—“PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING THE CLASS B SHARES”; (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed

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with any and all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below); and (iii) any other documents required by the Letter of Transmittal.

The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Class B Shares, which are the subject of the Book Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Offeror may enforce such agreement against the participant.

For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, Class B Shares validly tendered and not properly withdrawn if, as and when Offeror gives oral or written notice to the Depositary of Offeror’s acceptance of such Class B Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Class B Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefore with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Offeror and transmitting payments to validly tendering shareholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Offeror’s obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Class B Shares pursuant to the Offer. Offeror will pay any stock transfer taxes incident to the transfer to it of validly tendered Class B Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

UNDER NO CIRCUMSTANCE WILL INTEREST ON THE PURCHASE PRICE FOR CLASS B SHARES BE PAID BY OFFEROR, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

If Offeror extends the Offer, is delayed in his acceptance for payment or paying for Class B Shares or is unable to accept for payment or pay for Class B Shares pursuant to the Offer for any reason, then, without prejudice to Offeror’s rights under the Offer, the Depositary may retain tendered Class B Shares on behalf of Offeror, and such Class B Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described herein under Section 4—“WITHDRAWAL RIGHTS.” However, the ability of Offeror to delay the payment for Class B Shares that Offeror has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that Offeror pay the consideration offered or return the Class B Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

If any tendered Class B Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer because of an invalid tender, the proration provision, or if certificates are submitted representing more Class B Shares than are tendered, or otherwise, Class B Share Certificates evidencing unpurchased Class B Shares will be returned, without expense to the tendering shareholder (or, in the case of Class B Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—“PROCEDURES FOR ACCEPTING THE OFFER AND PAYMENT FOR CLASS B SHARES,” such Class B Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more of his affiliates the right to purchase Class B Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Offeror of his obligations under the Offer or prejudice shareholder rights to receive payment for Class B Shares validly tendered and accepted for payment.

3.	Procedures for Accepting the Offer and Tendering Class B Shares.

Valid Tender of Class B Shares. Except as set forth below, in order for Class B Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer) and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase either on or prior to the Expiration Date and either (i) the Class B Stock Certificates evidencing tendered or Class B Shares must be received by the Depositary at one of such addresses or Class B Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by

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the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF CLASS B SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE SOLE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Transfer. The Depositary will establish an account with respect to the Class B Shares at the Book-Entry Transfer Facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of Class B Shares by causing a Book-Entry Transfer Facility to transfer such Class B Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Class B Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Class B Shares, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering shareholder must comply with the guaranteed delivery procedures described below.

REQUIRED DOCUMENTS MUST BE TRANSMITTED AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3—“PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING CLASS B SHARES,” includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of the Class B Shares) of Class B Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal, or (ii) if such Class B Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in a medallion program approved by the Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange Medallion Signature Program, or other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Class B Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Class B Share Certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Class B Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

If the Class B Share Certificates are forwarded separately to the Depositary, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, must accompany each such delivery.

Guaranteed Delivery. If a shareholder desires to tender Class B Shares pursuant to the Offer and such shareholder's Class B Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Class B Shares may nevertheless be tendered if all the following conditions are satisfied:

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(i)	the tender is made by or through an Eligible Institution;

(ii)	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Offeror herewith, is received by the Depositary as provided below prior to the Expiration Date; and

(iii)	in the case of a guarantee of Class B Shares, the Class B Share Certificate for all tendered Class B Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery. A trading day is any day on which securities are traded on the NASDAQ.

Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

IN ALL CASES, CLASS B SHARES SHALL NOT BE DEEMED VALIDLY TENDERED UNLESS A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IS RECEIVED BY THE DEPOSITARY.

Notwithstanding any other provision hereof, payment for Class B Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Class B Share Certificates evidencing such Class B Shares or a Book-Entry Confirmation of the delivery of such Class B Shares, if available; (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) (or in the case of a book-entry transfer, an Agent's Message); and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering common shareholders at the same time, and will depend upon when Class B Shares Certificates representing, or Book-Entry Confirmations of, such Class B Shares are received into the Depositary’s account at the Book-Entry Transfer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Class B Shares pursuant to any of the procedures described above will be determined by Offeror in his sole discretion, whose determination will be final and binding on all parties. Offeror reserves the absolute right to reject any or all tenders of any Class B Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Class B Shares may, in the opinion of Offeror’s counsel, be unlawful. Offeror also reserves the absolute right, in his sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Class B Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Class B Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Offeror as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Class B Shares tendered by such shareholder and accepted for payment by Offeror (and any and all noncash dividends, distributions, rights, other Class B Shares, or other securities issued or issuable in respect of such Class B Shares on or after the date of this Offer to Purchase). All such proxies shall be considered irrevocable and coupled with an interest in the tendered Class B Shares. This appointment will be effective if, when, and only to the extent that, Offeror accepts such Class B Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Class B Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of Offeror will, with respect to the Class B Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual,

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special, adjourned or postponed meeting of the Company's shareholders, by written consent or otherwise, and Offeror reserves the right to require that, in order for Class B Shares or other securities to be deemed validly tendered, immediately upon Offeror’s acceptance for payment of such Class B Shares, Offeror must be able to exercise full voting rights with respect to such Class B Shares.

Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, payments in connection with the Offer may be subject to “backup withholding” at a rate of 28% unless a shareholder that holds Class B Shares (i) provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder’s social security number) and any other required information or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup withholding on payments with respect to the purchase price of Class B Shares purchased pursuant to the Offer, each shareholder should provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup withholding by completing the Substitute Internal Revenue Service Form W-9 included in the Letter of Transmittal. Non-corporate foreign shareholders should complete and sign an Internal Revenue Service Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

4.	Withdrawal Rights.

Except as described in this Section 4—“WITHDRAWAL RIGHTS,” tenders of Class B Shares made pursuant to the Offer are irrevocable. You may withdraw Class B Shares that you have previously tendered in the Offer at any time prior to the Expiration Date if not accepted by Offeror and, unless theretofore accepted for payment by Offeror pursuant to the Offer, you may also withdraw at any time after May 19, 2013.

If Offeror extends the Offer, is delayed in his acceptance for payment of Class B Shares or is unable to accept Class B Shares for payment pursuant to the Offer for any reason, then, without prejudice to Offeror’s rights under the Offer, the Depositary may, nevertheless, on behalf of Offeror, retain tendered Class B Shares, and such Class B Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4—“WITHDRAWAL RIGHTS.” Any such delay will be by an extension of the Offer to the extent required by law.

For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Class B Shares to be withdrawn, the number of Class B Shares to be withdrawn, and the name of the registered holder, if different from that of the person who tendered such Class B Shares. If Class B Share Certificates evidencing Class B Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Class B Share Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Class B Shares have been tendered for the account of an Eligible Institution. If Class B Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—“PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING CLASS B SHARES,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Class B Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Offeror, in his sole discretion, whose determination will be final and binding. None of Offeror, or any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Any Class B Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Class B Shares may be retendered at any time prior to the Expiration Date by following the procedures described in Section 3—“PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING CLASS B SHARES.”

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If Offeror provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to shares tendered during such Subsequent Offering Period or to Class B Shares tendered in the Offer and accepted for payment.

5.	Material U.S. Federal Income Tax Consequences of the Offer.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. CLASS B SHAREHOLDERS OF THE COMPANY SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Generally, for U.S. federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the aggregate adjusted tax basis in the Class B Shares tendered by the shareholder and purchased pursuant to the Offer. Gain or loss will be calculated separately for each block of Class B Shares tendered and purchased pursuant to the Offer. If tendered Class B Shares are held by a tendering shareholder as capital assets, gain or loss recognized by such shareholder will be capital gain or loss, which will be long-term capital gain or loss if such shareholder’s holding period for the Class B Shares exceeds one year. In the case of tendering individual shareholder, long-term capital gains generally are subject to preferential rates. In addition, the ability of tendering shareholders to deduct capital losses is subject to limitations.

The foregoing discussion may not be applicable with respect to Class B Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Class B Shares who are subject to special tax treatment under the Internal Revenue Code of 1986, as amended, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions, and may not apply to a holder of Class B Shares in light of individual circumstances, such as holding Class B Shares as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transactions.

Certain non-corporate shareholders of the Company may be subject to backup withholding at a 28% rate on cash payments received in connection with the Offer. Backup withholding will not apply, however, to a shareholder who (i) furnishes correct taxpayer identification number and certifies that such shareholder is not subject to backup withholding on the Substitute Internal Revenue Service Form W-9 or successor form included in the Letter of Transmittal, (ii) provides a certification of foreign status on Internal Revenue Service Form W-8BEN or successor form or (iii) is otherwise exempt from backup withholding.

If a shareholder does not provide a correct taxpayer identification number, such shareholder may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a shareholder’s U.S. federal income tax liability provided the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return. Shareholders of the Company should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining the exemption.

Information reporting to the IRS generally will be required with respect to payments of the Offer Price to holders other than corporations and other exempt recipients. In addition, under the “backup withholding” provisions of the United States federal income tax laws, the Depositary may be required to withhold a portion of the amount of payments made to certain holders pursuant to the Offer. In order to prevent U.S. federal income tax backup withholding with respect to payments, a U.S. holder must provide the Depositary with such holder’s correct taxpayer identification number (“TIN”) and certify that such holder is not subject to backup withholding by completing the IRS Form W-9 in the Letter of Transmittal. Certain holders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. If a holder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the holder, and payments to the holder pursuant to the Offer may be subject to backup withholding. All U.S. holders should complete and sign the IRS Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Foreign stockholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary or the Information Agent) in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 9 of the Letter of Transmittal.

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Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

6.	Price Range of Class A Shares and Class B Shares; Dividends.

The Class A Shares and the Class B Shares trade on the NASDAQ Global Select Market under the symbols “DGICA” and “DGICB,” respectively. The following table sets forth the range of high and low sale prices of the Class A Shares and the Class B Shares for 2013 and the years ended December 31, 2012 and 2011.

	Class A Shares		Class B Shares
	High	Low	High	Low
Year Ended December 31, 2011
First Quarter	$15.51	11.48	$18.75	15.21
Second Quarter	$14.01	12.29	$19.51	13.91
Third Quarter	$13.93	11.22	$23.73	14.62
Fourth Quarter	$14.94	11.53	$17.20	14.97

Year Ended December 31, 2012
First Quarter	$16.00	12.73	$17.89	14.74
Second Quarter	$15.36	12.87	$18.00	16.85
Third Quarter	$14.93	12.91	$18.22	16.04
Fourth Quarter	$14.69	12.25	$23.00	16.51

Year Ended December 31, 2013
First Quarter through March 19	$14.75	12.93	$23.16	17.92

On March 19, 2013, the last full trading day prior to the initial public announcement of the Offer, the closing sale prices for the Class A Shares and Class B Shares on the NASDAQ Global Select Market were $14.66 and $21.07, respectively. Stockholders are urged to obtain current market quotations for their Class A Shares and Class B Shares.

Quarterly cash dividends paid on the Class A Shares during 2010, 2011, 2012 and through March 19, 2013 were as follows:

	2010	2011	2012	2013

First Quarter	$0.1125	$0.1150	$0.1200	0.1225
Second Quarter	$0.1150	$0.1200	$0.1225
Third Quarter	$0.1150	$0.1200	$0.1225
Fourth Quarter	$0.1150	$0.1200	$0.1225

Quarterly cash dividends paid on the Class B Shares during 2010, 2011, 2012 and through March 19, 2013 were as follows:

	2010	2011	2012	2013

First Quarter	$0.1000	$0.1025	$0.1075	0.1100
Second Quarter	$0.1025	$0.1075	$0.1100
Third Quarter	$0.1025	$0.1075	$0.1100
Fourth Quarter	$0.1025	$0.1075	$0.1100

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The continued payment of dividends by the Company is reviewed quarterly by the Company Board in relation to changes in the financial condition and results of operations of the Company. The ability of the Company to pay dividends is dependent upon the receipt of dividends from its insurance company subsidiaries, which are subject to state laws and regulations which restrict their ability to pay dividends.

7.	Possible Effects of the Offer on the Market for the Class A Shares and the Class B Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.

Possible Effects of the Offer on the Market for the Class A Shares and Class B Shares. The purchase of Class B Shares pursuant to the Offer will nearly eliminate the number of Class B Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Class B Shares held by the public. The 2012 10-K reflects that as of March 1, 2013, there were approximately 1,967 holders of record of Class A Shares and 364 holders of record of Class B Shares. The purchase of Class B Shares pursuant to the Offer also can be expected to nearly eliminate the number of holders of Class B Shares. Offeror cannot predict whether the reduction in the number of Class B Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Class A Shares or whether it would cause future market prices for the Class A Shares to be greater or less than the Offer Price for the Class B Shares. Offeror also cannot predict whether the reduction in the number of Class B Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price of the Class B Shares or whether it would cause future market prices for the Class B Shares to be greater or less than the Offer Price for the Class B Shares. Following consummation of the Offer, the same percentage of the outstanding Class A Shares and Class B Shares will continue to be owned by Donegal Mutual, provided that, as Offeror expects, it does not to tender any Class B Shares in the Offer.

NASDAQ Listing. Due to a minimum of 925,000 Class B Shares being purchased pursuant to the Offer, the Class B Shares will in all probability no longer meet the requirements for continued listing on the Nasdaq Global Select Market (“Nasdaq”). According to its published requirements, Nasdaq may delist an equity security if any of the following continued listing requirements for the security is not met: (a) There must be at least two registered and active market makers for the security; (b) The minimum bid price for the security must be at least $1 per share; (c) There must be at least 300 public holders of the security; (d) There must be at least 500,000 publicly held shares of the security; (e) The market value of the publicly held shares of the security must be at least $1 million; and (f) Either (i) the stockholders’ equity of the issuer must be at least $2.5 million, (ii) the market value of the issuer’s listed securities must be at least $35 million, or (iii) the issuer must have net income from continuing operations of at least $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years. For these purposes, Nasdaq does not consider equity securities held by officers or directors of the issuer, or by any beneficial owner of more than 10% of any class of equity security of the issuer, to be publicly held.

If, as a result of the purchase of Class B Shares pursuant to the Offer or otherwise, the Class B Shares no longer meet the requirements of Nasdaq for continued listing and Class B Shares are no longer eligible for listing on, or are delisted from, Nasdaq, then the market, and hence the liquidity, for Class B Shares would be adversely affected. If Nasdaq were to delist the Class B Shares, it is possible that the Class B Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Class B Shares would be reported by other sources. The extent of the public market for Class B Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at the time, the interest in maintaining a market in the Class B Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.

Exchange Act Registration. The Class A Shares and Class B Shares are currently registered under the Exchange Act. The purchase of the Class B Shares pursuant to the Offer may result in the Class B Shares becoming eligible for deregistration under the Exchange Act. Registration of the Class B Shares may be terminated by the Company upon application to the Commission if the outstanding Class B Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Class B Shares.

Because the Class A Shares will continue to be registered under the Exchange Act, termination of registration of the Class B Shares under the Exchange Act should not reduce the information required to be furnished by the Company to its shareholders and to the Commission. However, certain provisions of the Exchange Act, such as the beneficial ownership reporting provisions of Section 13(d), the insider reporting provisions of Section 16(a), the short-swing profit recovery provisions of Section 16(b), the requirements of furnishing a proxy statement in connection with shareholders’

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meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to shareholders, may no longer be applicable with respect to the Class B Shares. In addition, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of Class B Shares pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated.

Margin Regulations. The Class A Shares and Class B Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit using such Class A Shares or Class B Shares as collateral. Depending upon factors similar to those described above regarding market quotations, the Class B Shares might no longer constitute “margin securities” for the purpose of the margin regulations, in which event the Class B Shares would be ineligible as collateral for margin loans made by brokers.

8.	Certain Information Concerning the Company.

The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon the 2012 10-K, other publicly available documents and records on file with the SEC, and other public sources.

According to information filed by the Company with the SEC, the Company is a Delaware corporation whose principal executive offices are located at 1195 River Road, Marietta, Pennsylvania 17547, and its telephone number at that address is (717) 426-1931. According to the 2012 10-K, Donegal Mutual and the Company share the same employees, and Donegal Mutual provides facilities, management and other services to the Company and its insurance subsidiaries through an expense sharing agreement.

The Company, through its subsidiaries and affiliates, provides property-casualty insurance products through 2,500 independent insurance agencies in 22 states. Insurance products are marketed primarily in the Mid-Atlantic, Midwest, New England and Southeast regions of the United States.

The Company has two classes of common stock which trade on the NASDAQ. The Class A Shares, have one-tenth of a vote per share, and the Class B Shares have one vote per share. As of March 1, 2013, according to the 2012 10-K, the Company had 20,050,649 Class A Shares (with 2,005,064 votes) and 5,576,775 Class B Shares (with 5,576,775 votes) outstanding, with total combined votes of the Class A Shares and Class B Shares of 7,581,839.

Donegal Mutual owns 7,755,953 Class A Shares (representing 38.7% of the outstanding Class A Shares) with 775,595 votes and 4,217,039 Class B Shares (representing 75.6% of the outstanding Class B Shares) with 4,217,039 votes. By combining the Class A and Class B votes, Donegal Mutual has the authority to cast 4,992,634 or 65.9% of the 7,581,839 total combined votes.

Offeror owns 3,602,900 Class A Shares (representing 18.0% of the outstanding Class A Shares) with 360,290 votes which were acquired in open-market transactions for $51,925,000. Offeror purchased all of his 3,602,900 Class A Shares in the last 7 years at a range of $10.98 to $18.20 per share. The average purchase price during such 7 year period was $14.41.

Offeror also owns 397,100 Class B Shares (representing 7.1% of the outstanding Class B Shares) with 397,100 votes which were acquired in open-market transactions for $6,640,000. Offeror purchased all of his 397,100 Class B Shares in the last 7 years at a range of $13.62 to $19.00 per share. The average purchase price during such 7 year period was $16.72. By combining the Class A and Class B votes, Offeror has the authority to cast 757,390 or 9.99% of the 7,581,839 total combined votes.

The other public shareholders (besides Donegal Mutual and Offeror) owned 8,691,796 Class A Shares (representing 43.3% of the outstanding Class A Shares) with 869,179 votes and 962,636 Class B Shares (representing 17.3% of the outstanding Class B Shares) with 962,636 votes. By combining the Class A and Class B votes, the other public shareholders have the authority to cast 1,831,815 or 24.1% of the 7,581,839 total combined votes.

In addition, according to the 2012 10-K, as of December 31, 2012, there were 6,700,825 Class A Shares subject to options outstanding under the Company’s stock option plans. Based on the foregoing, there would be 26,751,474 Class A Shares outstanding and 15,392,621 Class A Shares owned by public shareholders (other than Donegal Mutual and

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Offeror), assuming the exercise of all outstanding stock options and the non issuance of additional shares available for issuance under the stock option plans.

If the Offer is consummated, a minimum of 925,000 Class B Shares would be acquired by Offeror. Offeror does not intend to tender any of his Class B Shares in the Offer. Following consummation of the Offer there would be a limited number of publicly traded Class B Shares outstanding and those shares might be delisted from NASDAQ. See Section 7—“POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE CLASS A SHARES AND THE CLASS B SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION AND MARGIN REGULATIONS” and Section 12—“PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN CONSIDERATIONS.”

For information concerning the trading market and price of the Class A Shares and the Class B Shares, see Section 6—“PRICE RANGE OF SHARES; DIVIDENDS.” For information concerning the frequency and amount of dividends paid during the past two years with respect to the Class A Shares and Class B Shares and any restrictions on the current or future ability of the Company to pay dividends, see Section 6—“PRICE RANGE OF SHARES; DIVIDENDS.”

Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in the 2012 10-K and other documents filed by the Company with the SEC. More comprehensive financial information is included in, and the financial information that follows is qualified in its entirety by reference to, the 2012 10-K and such other documents filed by the Company with the SEC. The 2012 10-K and such other documents may be examined at and copies may be obtained from the offices of the SEC or the NASDAQ in the manner set forth below.

DONEGAL GROUP INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(In Thousands ($), Except Per Common Share Amounts)

	At or for the Year Ended December 31,

	2012	2011	2010
INCOME STATEMENT DATA:
Total revenues	514,983	475,018	408,549
Net income	23,093	453	11,467
Earnings per Class A Share (diluted)	0.91	0.02	0.46
Cash Dividends per Class A Share	0.49	0.48	0.46
Earnings per Class B Share (diluted)	0.83	0.01	0.41
Cash Dividends per Class B Share	0.44	0.43	0.41

BALANCE SHEET DATA:
Total investments	806,429	785,309	728,542
Total assets	1,336,889	1,290,793	1,174,620
Loss and loss adjusting expenses	458,827	442,408	383,319
Unearned premiums	363,088	336,937	297,272
Total liabilities	936,855	907,342	794,517
Total stockholders’ equity	400,034	383,452	380,103

The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection at the

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public reference facilities of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the SEC: 3 World Financial Center, Suite 400, New York New York, 10281; and 175 W. Jackson Boulevard, Suite 900, Chicago, IL 60604. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information. Reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of NASDAQ, 9513 Key West Avenue, Rockville, Maryland 20850.

9.	Certain Information Concerning Offeror.

Offeror. Gregory Mark Shepard (the “Offeror”) is offering to acquire up to 962,636 Class B Shares, at a price of $30.00 per Class B Share, net to the seller in cash, without interest. The principal offices of Offeror are located at 7028 Portmarnock Place, Bradenton, FL 34202. His telephone number at such offices is (941) 306-5368. Offeror is a citizen of the United States of America and resides in Bradenton, FL. He received his B.S. from the University of Illinois and his J.D. from Northern Illinois University. He has been a member of the Illinois Bar Association since 1981. His principal occupation for the past 5 years has been investing in securities.

From 1981 to 1985 he was employed as Vice President of American Union Insurance Company (“AUIC”), an Illinois property and casualty insurance company, and its subsidiaries and affiliates. From 1985 to 2004, he was Chairman and President of AUIC and its subsidiaries and affiliates. In 2009, AUIC redeemed his 50% interest in AUIC and he resigned from the board.

From 1999 to 2012, Offeror was a Director and Secretary of Country Acres Land Corporation (“CALC”), an Illinois corporation involved in commercial real estate development in Normal, Illinois. In 2012, CALC redeemed his 50% interest in CALC and he resigned as an officer and a director.

Offeror has not been convicted in any criminal proceedings other than minor traffic offenses during the past five years.

Offeror, as an individual, is not subject to the information and reporting requirements of the Exchange Act and is not required to file reports and other information with the SEC relating to his business, financial condition and other matters. However, Offeror has filed reports with the SEC regarding his ownership in the Company due to his having been an owner of greater than 5% of the Company’s Class A Shares and Class B Shares. In addition, Offeror has filed a Schedule TO with the SEC in connection with the Offer. The Schedule TO and the exhibits filed therewith contain certain financial and other information regarding Offeror. The Schedule TO should be available for inspection at the public reference facilities of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the SEC: 3 World Financial Center, Suite 400, New York New York, 10281; and 175 W. Jackson Boulevard, Suite 900, Chicago, IL 60604. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information.

Offeror has not effected any transaction in any equity security of the Company during the past 60 days.

Offeror has not entered into an agreement, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, agreement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, Offeror has not had any transactions with the Company, or any of its executive officers, directors or affiliates that would require additional reporting under the rules of the SEC.

Except as set forth in this Offer to Purchase, there have been no material contacts, negotiations or transactions during the past two years between Offeror, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the SEC.

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10.	Source and Amount of Funds.

Offeror estimates that the total amount of funds required to acquire up to 962,636 Class B Shares, at a price of $30.00 per Class B Share, net to the seller in cash, without interest, to be a maximum of $28,879,080. The Offer’s estimated related costs and expenses of $120,920, to be paid by Offeror, are described in Section 16—“FEES AND EXPENSES.”

11.	Background of the Offer; Contacts with the Company.

The Company owns Atlantic States Insurance Company, a subsidiary insurance company, domiciled in Pennsylvania. Additionally the Company’s controlling shareholder, Donegal Mutual is domiciled in Pennsylvania. The Pennsylvania Insurance Holding Companies Act, which generally applies to Donegal Mutual and its affiliate, the Company and its insurance subsidiaries, requires that all transactions within a holding company system to which an insurer is a party must be fair and reasonable and that any charges or fees for services performed must be reasonable. Any management agreement, service agreement, cost sharing arrangement and reinsurance agreement must be filed with the Pennsylvania Insurance Department (the “Pennsylvania Department”) and is subject to Pennsylvania Department review. The pooling agreement between Donegal Mutual and Atlantic States Insurance Company and the expense sharing, leasing, and reinsurance agreements between Donegal Mutual and the Company’s insurance subsidiaries were filed with the Pennsylvania Department.

      Approval of the applicable insurance commissioner is required prior to consummation of transactions affecting the control of an insurer. In virtually all states, including Pennsylvania, Iowa, Maryland, Michigan, Virginia and Wisconsin, where the Company’s insurance subsidiaries are currently domiciled, the acquisition of 10% or more of the outstanding capital stock of an insurer or its holding company creates a rebuttable presumption of a change in control.

On February 9, 2006, an attorney on behalf of Offeror filed a Disclaimer of Control filing with the Pennsylvania Department requesting approval to purchase up to 14.99% of the Company’s aggregate voting securities (a copy of the filing was provided to the Company). Offeror’s Disclaimer of Control filing maintained that allowing Offeror to purchase up to 14.99% of the Company’s aggregate voting securities would not amount to control since Donegal Mutual had the right to vote approximately 62% of the aggregate voting power of the Class A Shares and the Class B Shares. On February 16, 2006, Offeror received approval of his Disclaimer of Control filing from the Pennsylvania Department. Subsequently, an attorney on behalf of Offeror filed Disclaimer of Control filings with the 3 other state insurance departments where at the time the Company had domiciled subsidiary insurance companies, i.e. the Iowa Insurance Division, Maryland Insurance Administration, and the Virginia Bureau of Insurance, requesting approval to purchase up to 14.99% of the Company’s aggregate voting securities (a copy of the filings was provided to the Company). Approval from the insurance commissioners of Maryland and Virginia was received in the second quarter of 2007. In the first quarter of 2009, the Iowa Insurance Division (following a public hearing) denied Offeror’s Disclaimer of Control filing stating that Offeror needed to file a Form A filing to obtain approval to purchase up to 14.99% of the Company’s aggregate voting securities. Offeror declined to file a Form A filing in Iowa.

On August 31, 2009, Offeror filed a Form 13G filing with the SEC reporting that he owned 1,000,000 Class A Shares and 294,000 Class B Shares representing 5.02% and 5.27% respectively of the June 30, 2009 outstanding shares (a copy of the filing was provided to the Company). On February 15, 2010, Offeror filed Form 13G/A#1 with the SEC reporting that he owned 1,674,750 Class A Shares and 325,250 Class B Shares as of December 31, 2009, representing 8.41% and 5.83% respectively of the December 31, 2009 outstanding shares (a copy of the filing was provided to the Company).

On April 20, 2010, Donegal Mutual issued a press release that its 52% owned subsidiary, Donegal Financial Services Corporation (“DFSC”) was acquiring Union National Financial Corporation (“UNNF”), a bank holding company whose principal subsidiary was Union National Community Bank (“UNCB”). UNCB was a federal savings bank with approximately $490 million in assets and 10 branches in Lancaster County, Pennsylvania. DFSC, a bank holding company, is owned 48% by the Company. DFSC’s principal subsidiary is Union Community Bank FSB (formerly named Province Bank FSB), a federal savings bank with 3 branch offices in Lancaster County and approximately $100 million in assets. Each UNNF share, other than shares held by Donegal Mutual and any dissenting shares, would convert into the right to receive $5.05 in cash and 0.2134 of one Class A Share. On April 20, 2010 the Class A Shares closed at $14.83. On April 23, 2010, the Company announced first quarter 2010 results, that total stockholders’ equity, or book value, was $385,428,382, or $15.11 per share, as of the close of the first quarter on March 31, 2010. Subsequent Company filings with the SEC disclosed that Donegal Mutual would fund the Class A Share

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consideration of the UNNF acquisition with up to 600,000 of its Class A Shares and that the Company would fund the cash portion of the acquisition.

On June 25, 2010, Offeror sent a letter to Donegal Mutual and the Company’s CEO asking why Donegal Mutual was utilizing over 500,000 Class A Shares trading at $12.50 per Class A Share (or 83% of the Company’s book value) for the UNNF acquisition, which was non-strategic to the Company’s core insurance business. Offeror asked, with the Class A Shares trading at 83% of book value, why would Donegal Mutual not use its cash reserves for this purchase?

On July 9, 2010, the Company’s CFO sent a letter to Offeror. On July 12, 2010, Offeror sent a second letter to the Boards of Directors of the Company and Donegal Mutual. On July 12, 2010, Offeror filed a Form 13D filing with the SEC reporting that he owned 3,140,000 Class A Shares and 360,000 Class B Shares representing 15.77% and 6.46% respectively of the March 31, 2010 outstanding shares (a copy of the filing was provided to the Company). Attached as Exhibits to Offeror’s July 12, 2010 13D filing were his June 25, 2010 and July 12, 2010 letters and the Company’s July 9, 2010 letter.

On December 10, 2010, Offeror filed Form 13D/A#1 filing with the SEC reporting that he owned 3,251,000 Class A Shares and 373,366 Class B Shares representing 16.26% and 6.70% respectively of the October 31, 2010 outstanding shares, for a total voting power of 9.2% based on the number of shares then outstanding (a copy of the filing was provided to the Company). Attached as exhibits to this filing were 3 letters dated December 9, 2010 from Offeror to the Pennsylvania Department, Maryland Insurance Administration, and the Virginia Bureau of Insurance withdrawing his previously filed Disclaimer of Control filings.

On March 18, 2011, the Company filed a Form DEF 14A Proxy Statement with the SEC which included the following section on page 7:

Section 16(a) Beneficial Ownership Reporting Compliance of Our Officers and Directors

Section 16(a) of the Securities Act of 1934, or the Exchange Act, requires that each of our executive officers, each of our directors and each holder of 10% or more of our Class A common stock or our Class B common stock report his or her ownership of our Class A common stock and our Class B common stock to the SEC. Such persons also must file statements of changes in such ownership with the SEC. Our executive officers and directors have advised us in writing that each of them made all required filings on a timely basis during 2010, although one director subsequently timely amended his report to correct an error.

Gregory M. Shepard reported on July 12, 2010 on a Schedule 13D that he held beneficially owned more than 10% of our Class A common stock. However, we have no record that indicates that Mr. Shepard made a timely filing or any filing under Section 16(a) of the Exchange Act reporting his greater than 10% beneficial ownership of our Class A common stock or of any change in that ownership since July 12, 2010.

On March 30, 2011, Offeror filed a Form 3 filing with the SEC reporting that he owned 2,126,661 Class A Shares and 341,271 Class B Shares as of March 5, 2010. Also on March 30, 2011, Offeror filed a Form 4 filing with the SEC disclosing that he owned 3,285,756 Class A Shares and 379,313 Class B Shares and additionally reporting the number of his Class A Shares and Class B Shares acquired and prices per share for purchase transaction dates from March 5, 2010 to March 25, 2011. On March 31, 2011, Offeror filed an amended Form 4 filing with the SEC.

On May 2, 2011, Offeror filed a Form 4 filing with the SEC disclosing he owned 3,357,231 Class A Shares and 379,413 Class B Shares and additionally reporting the number of his Class A Shares and Class B Shares acquired and prices per share for purchase transaction dates from March 29, 2011 to April 29, 2011. On May 5, 2011, Offeror filed a Form 4 filing with the SEC disclosing he owned 3,385,537 Class A Shares and 380,000 Class B Shares and additionally reporting the number of his Class A Shares and Class B Shares acquired and prices per share for purchase transaction dates from May 3, 2011 to May 5, 2011 plus a previously omitted Class A Share purchase from April 12, 2011. On May 10, 2011, Offeror filed a Form 4 filing with the SEC disclosing he owned 3,398,324 Class A Shares and 380,200 Class B Shares and additionally reporting the number of his Class A Shares and Class B Shares acquired and prices per share for purchase transaction dates from May 6, 2011 to May 10, 2011. On May 13, 2011, Offeror filed a Form 4 filing with the SEC disclosing he owned 3,410,298 Class A Shares and 380,695 Class B Shares and additionally reporting the number of his Class A Shares and Class B Shares acquired and prices per share for purchase transaction dates from May 11, 2011 to May 13, 2011. On May 19, 2011, Offeror filed a Form 4 filing with the SEC disclosing he owned 3,431,917 Class A Shares and 382,000 Class B Shares and additionally reporting the number of his Class A Shares and Class B Shares acquired and prices per share for purchase transaction dates from May 17, 2011 to May 19, 2011. On May 24, 2011, Offeror filed a Form 4 filing with the SEC disclosing he owned 3,513,220 Class A Shares and 382,000 Class B Shares and additionally reporting the number of his Class A

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Shares and Class B Shares acquired and prices per share for purchase transaction dates from May 17, 2011 to May 24, 2011 (15,450 Class A Shares received by Offeror on May 17, 2011 were part of the merger consideration for 72,400 UNNF common shares owned by Offeror. Offeror voted against the UNNF merger, exercised his right to dissent from the merger, did not voluntarily sell or exchange his UNNF shares but was denied his dissenters’ rights request).

On May 24, 2011, Offeror filed a Form 13D/A#2 filing with the SEC reporting that he owned 3,513,220 Class A Shares and 382,000 Class B Shares representing 17.53% and 6.85% respectively of the April 29, 2011 outstanding shares of 20,043,002 Class A Shares and 5,576,775 Class B Shares, for a total voting power of 9.7% based on the number of shares then outstanding (a copy of the 13D filing was provided to the Company).

On May 27, 2011, Offeror filed a Form 4 filing with the SEC disclosing he owned 3,527,229 Class A Shares and 382,907 Class B Shares and additionally reporting the number of his Class A Shares and Class B Shares acquired and prices per share for purchase transaction dates from May 25, 2011 to May 27, 2011. On June 15, 2011, Offeror filed a Form 4 filing with the SEC disclosing he owned 384,168 Class B Shares and additionally reporting the number of his Class B Shares acquired and prices per share for purchase transaction dates from June 7, 2011 to June 13, 2011. On June 20, 2011, Offeror filed a Form 4 filing with the SEC disclosing he owned 3,550,338 Class A Shares and 387,385 Class B Shares and additionally reporting the number of his Class A Shares and Class B Shares acquired and prices per share for purchase transaction dates from June 16, 2011 to June 20, 2011. On June 23, 2011, Offeror filed a Form 4 filing with the SEC disclosing he owned 3,586,053 Class A Shares and additionally reporting the number of his Class A Shares acquired and prices per share for purchase transaction dates from June 21, 2011 to June 23, 2011. On June 28, 2011, Offeror filed a Form 4 filing with the SEC disclosing he owned 3,593,097 Class A Shares and 389,059 Class B Shares and additionally reporting the number of his Class A Shares and Class B Shares acquired and prices per share for purchase transaction dates from June 24, 2011 to June 28, 2011. On July 5, 2011, Offeror filed a Form 4 filing with the SEC disclosing he owned 3,602,500 Class A Shares and 397,500 Class B Shares (757,750 total votes) and additionally reporting the number of his Class A Shares and Class B Shares acquired and prices per share for purchase transaction dates from June 30, 2011 to July 5, 2011.

On July 11, 2011, an attorney representing the Company sent a letter to an attorney representing Offeror saying that due to stock repurchases in the 2nd quarter of 2011, Offeror per his July 5, 2011 Form 4, owned in excess of 10% of the voting power of the Company’s outstanding securities. On July 25, 2011, the attorney for Offeror sent the Company’s counsel a response stating Offering was considering his options in light of the Company’s recent actions, and will do so with a view toward continuing to remain in compliance with all applicable laws. The attorney for Offeror added “Prior to following up with a substantive response, please let me know if, subject to a Confidentiality Agreement, Mr. Don Nikolaus would be agreeable to meet with Mr. Shepard to discuss matters in general and have a “amicable airing” to make sure there are no misunderstandings going forward. I believe Mr. Shepard would be willing to meet Mr. Nikolaus at his office or another location of Mr. Nikolaus’ choosing at a mutually convenient time.” Subsequently, the terms for such a meeting were not agreed upon by the attorneys for the Company and Offeror.

On August 9, 2011, the Company filed a Form 10-Q with the SEC for the quarter ended June 30, 2011 reflecting 20,004,315 Class A Shares and 5,576,775 Class B Shares outstanding as of July 29, 2012 with aggregate votes of a reduced 7,577,207 (10% = 757,720). On August 11, 2011, Offeror sold 40 Class B Shares reducing his ownership to below 10% of the aggregate votes. On August 15, 2011, Offeror filed a Form 4 filing with the SEC disclosing he owned 3,602,500 Class A Shares and 397,460 Class B Shares (757,710 total votes) and additionally reporting the August 11, 2011 sale of 40 Class B Shares at a price of $18.43 per share.

On August 16, 2011, the Company’s CFO sent a letter to Offeror informing him that his August 11, 2011 sale of 40 Class B Shares had triggered a short-swing profit liability provision of Section 16(b) of the Exchange Act. Therefore, pursuant to Section 16(b) of the Exchange Act, the Company required that Offeror remit to the Company the amount of $97.20 representing the short-swing profit earned. On August 17, 2011, Offeror sent a letter to the Company including his personal check payable to the Company in the amount of $97.20.

On October 27, 2011, an attorney representing Offeror sent a Draft Shareholder Proposal and Supporting Statement to the same attorney representing the Company. On November 4, 2011, an attorney for the Company sent

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another letter to Offeror’s attorney saying that due to stock repurchases in the 3rd quarter of 2011, Offeror per his August 15, 2011 Form 4, owned in excess of 10% of the voting power of the Company’s outstanding securities.

On November 4, 2011, the Company filed a Form 10-Q with the SEC for the quarter ended September 30, 2011 reflecting 19,975,609 Class A Shares and 5,576,775 Class B Shares outstanding as of October 31, 2012 with aggregate votes of a reduced 7,574,336 (10% = 757,433). On November 7, 2011, Offeror bought 400 Class A Shares and sold 360 Class B Shares reducing his ownership to below 10% of the aggregate votes. On November 9, 2011, Offeror filed a Form 4 filing with the SEC disclosing he owned 3,602,900 Class A Shares and 397,100 Class B Shares (757,390 total votes) and additionally reporting the November 7, 2011 purchase of 400 Class A Shares and the November 7, 2011 sale of 360 Class B Shares at a price of $16.00 per share which resulted in a short-swing loss.

On November 9, 2011, Offeror filed a Form 13D/A#3 filing with the SEC reporting that he owned 3,602,900 Class A Shares and 397,100 Class B Shares representing 18.04% and 7.12% respectively of the October 31, 2011 outstanding shares of 19,975,609 Class A Shares and 5,576,775 Class B Shares, for a total voting power of 9.99% based on the number of shares then outstanding (a copy of the 13D filing was provided to the Company). Attached as Exhibit 7.8 to Offeror’s 13D/A#3 filing was the following:

SHAREHOLDER PROPOSAL AND SUPPORTING STATEMENT

Shareholder Proposal:

Gregory M. Shepard, 7028 Portmarnock Place, Bradenton, FL 34202, who individually is the beneficial owner of 3,602,900 Class A shares and 397,100 Class B shares of common stock of the Company, submits the following proposal:

Resolved, that the shareholders of Donegal Group Inc. (“DGI”) hereby request that the Board of Directors (1) appoint a committee of independent, non-management directors who are authorized and directed to work with Donegal Mutual Insurance Company (“DMIC”) to explore strategic alternatives to maximize shareholder value, including consideration of a merger of DMIC with another mutual insurer followed by the sale or merger of DGI, (2) instruct such committee to retain a leading investment banking firm to advise the committee with respect to such strategic alternatives and (3) authorize the committee and investment banking firm to solicit and evaluate offers for the merger of DMIC followed by the sale or merger of DGI.

Supporting Statement:

For many years, I have invested in publicly traded subsidiaries of mutual insurance companies. For example, in the past I owned 20% of Meridian Insurance Group, Inc. (“MIGI”) and was the catalyst who provided the opportunity for State Auto Mutual Insurance Company’s merger with Meridian Mutual Insurance Company, followed by State Auto Mutual’s purchase of MIGI’s publicly traded shares. My efforts helped to deliver the shares’ true value to MIGI’s publicly traded shareholders, with a 135% premium over the valuation of those shares prior to State Auto Mutual’s purchase.

DGI, as a public company, has several advantages compared with being a mutual company: the ability to raise capital; additional flexibility to restructure; and the ability to provide incentives to management, employees, and agents. However, DGI has not been successful in delivering a positive return for its shareholders. DGI’s Class A and Class B stock prices today are respectively 33% and 5% lower than five years ago.

As the owner of approximately 29.5% and 28.9% of the publicly traded Class A and Class B shares, I believe the Company’s shares trade at a discount of more than 200% to their realizable value if combined with another mutual insurer. Examples of such realization of value include the Nationwide-ALLIED, State Auto-Meridian, and recently announced Nationwide-Harleysville transactions. As a committed investor in DGI, it is my focus for the Company to enhance value for its investors. Based upon the aforesaid examples, no amount of rate increases, fortuitous avoidance of catastrophic storms, or other operational improvements can unleash realization of DGI’s shares’ true value as will a merger of DMIC with another mutual insurer, followed by the purchase of DGI’s public shares.

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If other shareholders also believe that the value of DGI is not reflected in current share prices, then the board and management of DGI have an obligation to take steps to realize the shares’ true value. The board and management of DGI can best do this by taking the three steps contained in the aforesaid resolution, guided by the advice of an independent investment banker.

On December 15, 2011, an attorney for the Company sent a letter to an attorney for Offeror stating that the Company would not publish Offeror’s Shareholder Proposal and Supporting Statement unless numerous changes were agreed to by December 23, 2011. On December 28, 2011, a different counsel representing the Company sent a letter to the SEC requesting that the SEC grant no-action relief and concur with the Company’s conclusions that the Company may properly omit Offeror’s stockholder proposal and supporting statement from the proxy materials the Company will distribute in connection with its 2012 annual meeting of stockholders. On January 9, 2012, an attorney for Offeror sent a letter to an attorney for the Company in response to his December 28, 2011 letter to the SEC with a revised Shareholder Proposal and Supporting Statement enclosed. The attorney for Offeror asked that the attorney for the Company immediately withdraw the no-action letter request of December 28, 2011 and confirm the same to us, in writing, no later than the end of the day on January 11, 2012. On January 13, 2012, a different attorney representing Offeror sent a letter to the SEC requesting that the SEC decline to grant the no-action relief requested by the Company in its letter to the SEC dated December 28, 2011, and that the SEC instead concur with Offeror’s conclusions that the Company may not properly omit the attached Revised Shareholder Proposal and Supporting Statement from the proxy materials the Company will distribute in connection with its 2012 annual meeting of stockholders. On January 18, 2012, an attorney on behalf of the Company sent to the SEC a supplement to its December 28, 2011 no-action request. On January 24, 2012, an attorney for Offeror on behalf of Offeror sent to the SEC a response to the January 18, 2012 letter from the Company’s attorney. On January 26, 2012, an attorney on behalf of the Company sent to the SEC a response to Offeror’s attorney’s January 24, 2012 letter. On January 31, 2012, Offeror’s attorney on behalf of Offeror sent to the SEC a response to the January 26, 2012 letter from the Company’s attorney. On February 2, 2012, the Company’s attorney on behalf of the Company sent to the SEC a response to Offeror’s attorney’s January 31, 2012 letter.

On February 16, 2012, the SEC sent a letter to the Company’s attorney (with a cc: to Offeror’s attorney) stating the SEC would not recommend enforcement action to the SEC if the Company omits Offeror’s first, second or third shareholder proposals from its proxy materials.

On March 5, 2012, Donald H. Nikolaus, Chairman, President and Chief Executive Officer of Donegal Mutual and the Company sent the following letter to Offeror:

March 5, 2012

By Federal Express

Gregory M. Shepard

7028 Portmarnock Place

Bradenton, FL 34202

Dear Mr. Shepard:

The staff of the Securities and Exchange Commission indicated by a no-action letter dated February 16, 2012 that Donegal Group Inc. (“DGI”) need not include your stockholder proposal(s) in the proxy statement for DGI’s annual meeting of stockholders that DGI will hold on April 19, 2012. DGI has, accordingly, advised Donegal Mutual Insurance Company (“Donegal Mutual”) that DGI will not include your stockholder proposal(s) in the proxy statement.

This letter further advises you that the board of directors of Donegal Mutual, which owns and controls approximately two-thirds of the aggregate voting power of DGI’s outstanding Class A common stock and DGI’s outstanding Class B common stock, considered the impact of a transaction of the type your stockholder proposal(s) contemplated on Donegal Mutual and determined that it is in the best interests of Donegal Mutual and its various constituencies, including its, employees, its agents, its policyholders and the communities in which it operates, to continue operating as an independent mutual insurance company with majority voting control of DGI.

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Accordingly, if DGI were to have included your stockholder proposal(s) in DGI’s proxy statement, Donegal Mutual would have voted against your stockholder proposal(s).

Sincerely,

Donald H. Nikolaus

President and Chief Executive Officer

On November 8, 2012, Offeror filed a Form 13D/A#4 filing with the SEC reporting that he owned 3,602,900 Class A Shares and 397,100 Class B Shares representing 17.96% and 7.12% respectively of the October 31, 2012 outstanding shares of 20,062,899 Class A Shares and 5,576,775 Class B Shares, for a total voting power of 9.99% based on the number of shares then outstanding (a copy of the 13D filing was provided to the Company). Attached as Exhibit 7.1 to Offeror’s 13D/A#4 filing was the following shareholder proposal submitted on November 7, 2012 by the Offeror to the Company:

SHAREHOLDER PROPOSAL AND SUPPORTING STATEMENT

Shareholder Proposal:

Gregory M. Shepard, 7028 Portmarnock Place, Bradenton, FL 34202, who beneficially owns 3,602,900 Class A shares and 397,100 Class B shares of Donegal Group Inc. (“DGI” or the “Company”), submits the following proposal:

RESOLVED: That the shareholders of DGI, assembled at the annual meeting in person and by proxy, hereby request that the Board of Directors immediately engage the services of an investment banking firm to evaluate alternatives that could enhance shareholder value including, but not limited to, a merger or outright sale of DGI, and the shareholders further request that the Board take all other steps necessary to actively seek a sale or merger of DGI on terms that will maximize share value for shareholders.

Supporting Statement:

You are urged to vote “Yes” for this proposal for the following reasons:

I believe that the Company’s growth plans are outdated, without focus, unrealistic, and competitively disadvantageous, and have both failed and fallen behind industry norms causing stock analysts and investors to lose faith and interest in the Company’s prospects, precipitating a decline that is unlikely to reverse itself without the Company merging or being sold to a larger insurer with different management, stronger financial resources, a broader spread of risk and a better track record of providing a reasonable return to shareholders.

DGI has not been successful in delivering a positive return for its shareholders. On October 31, 2012, DGI’s Class A and Class B stock prices were, respectively, 36% lower and 4% higher than six years earlier. On October 31, 2006, DGI’s Class A stock price was $20.31 per share and DGI’s Class B stock price was $17.67 per share.

As the owner of approximately 18.0% and 7.1%, respectively, of the Class A and Class B shares of DGI, I believe the Company’s shares trade at a substantial discount to their realizable value if the Company combined with another insurer. Examples of such realization of value include the 1998 Nationwide-ALLIED combination (74% premium over pre-announcement share price), the 2001 State Auto-Meridian combination (135% premium over the share price immediately before American Union’s tender offer, and the 2012 Nationwide-Harleysville combination (137% premium over share price five business days preceding announcement).

As a committed investor in DGI, my focus is for the Company to enhance value for its investors. Based on the aforesaid examples, no amount of rate increases, fortuitous avoidance of catastrophic storms, or other operational improvements can unleash realization of the Company’s shares’ true value as would a merger or sale of the Company to another insurer.

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Therefore, I believe that the greatest value to the shareholders will be realized through a merger or sale of the Company. The Board should take advantage of the market for financial institution consolidation and low interest rates by immediately seeking out opportunities to merge into a larger and more competitive insurer or find an opportunity for shareholders to sell their stock to a larger and more competitive insurer. A vote for this shareholder proposal would benefit all shareholders.

On December 12, 2012, the following letter was sent on behalf of the Company to Offeror in response to the shareholder proposal submitted by the Offeror to the Company on November 7, 2012:

December 12, 2012

By Federal Express

Gregory Shepard

7028 Portmarnock Place

Bradenton, FL 34202

Re: Donegal Group Inc.

Dear Mr. Shepard:

Your shareholder proposal and supporting statement (the “Shepard 2013 Proposal”) for inclusion in the Donegal Group Inc. (“DGI”) proxy statement for the 2013 DGI annual shareholders meeting (the “2013 Proxy Materials”) and your Schedule 13D have been forwarded to me by DGI for a response. On behalf of DGI, I advise you that, upon your compliance with the regulations under the Change in Bank Control Act (“CBCA”), including but not limited to Section 238.31 of Subpart D, by filing and completing an application with the Board of Governors of the Federal Reserve System for permission to own 18.04% of DGI Class A Common Stock, DGI will include the Shepard 2013 Proposal, as you have proposed it, in its 2013 Proxy Materials.

Given that the deadline for DGI to submit a letter to the Securities and Exchange Commission (“SEC”) requesting the SEC Staff to grant DGI no-action relief permitting DGI to omit the Shepard 2013 Proposal from its 2013 Proxy Materials is late December 2012, DGI hereby requests that you submit the requisite materials to comply with the CBCA to the Federal Reserve Board no later than December 19, 2012.

For your information, we enclose herewith a draft Petition for Enforcement Action in substantially the form DGI intends to submit such Petition to the Federal Reserve Board in the event you do not comply with the CBCA, as requested herein, by December 19, 2012.

Very truly yours,

[an attorney for the Company]

On December 21, 2012, the Company submitted to the Board of Governors of the Federal Reserve System (the “FRB”) a Petition for Enforcement Action against Offeror (the “Petition”). The Petition alleges that Offeror has violated the Change in Bank Control Act (the “Control Act”) by owning more than 10% of a class of the Company’s voting securities without the FRB’s approval. Offeror has vigorously contested the Petition, arguing in part that the Office of Thrift Supervision (the “OTS”) had determined on February 28, 2011, that Offer was not in violation of the Control Act, and that the FRB’s stated policy is to not reconsider ownership determinations previously made by the OTS. See Section 15—“CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.”

On December 27, 2012, the Company submitted a letter to the staff of the SEC’s Division of Corporation Finance (the “Staff”) requesting a determination that the Staff would not recommend that the SEC approve an enforcement action against the Company if the Company excluded the shareholder proposal submitted by Offeror on November 7, 2012 from the Company’s proxy materials for its 2013 Annual Meeting of Shareholders. On February 15, 2013, the Staff granted the Company’s no-action request. After a request by Offeror that the Staff reconsider this determination, the Staff affirmed its no-action determination on March 7, 2013. As a result, the Company excluded the shareholder

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proposal submitted by Offeror on November 7, 2012 from its proxy materials for its 2013 Annual Meeting of Shareholders.

On March 20, 2013, Offeror commenced the Offer, filed a separate Form A with the Insurance Commissions in Pennsylvania, Iowa, Maryland, Michigan, Virginia and Wisconsin where the Company’s insurance subsidiaries are currently domiciled, and sent a copy of each Form A to the Company. On March 20, 2013 Offeror also filed a written notice to the Federal Reserve Board seeking to rebut the presumption of control resulting from Offeror’s acquisition of additional Class B Shares pursuant to the Offer. See Section 15—“CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.” In addition, on March 20, 2013, Offeror published in Investor’s Business Daily the Summary Advertisement attached hereto as Exhibit (a)(1)(F) and released the Press Release attached hereto as Exhibit (a)(1)G). The press release provided:

FOR IMMEDIATE RELEASE

Shepard Announces a Tender Offer

for 962,636 Shares of Class B Common Stock

of Donegal Group Inc.

at $30 per Class B Share in Cash

Chicago, Illinois, March 20, 2013 – Gregory M. Shepard (“Mr. Shepard”) today announced a tender offer for 962,636 of the outstanding shares of Class B Common Stock of Donegal Group Inc. (“DGI”) at a price of $30 per Class B share (the “Offer”). The Offer represents approximately a 42% premium to the closing price of DGI Class B shares on NASDAQ on March 19, 2013 – the last full trading day prior to the commencement of the Offer.

The Offer is not subject to any financing contingency. Other conditions apply to the Offer, including the tender of at least 925,000 Class B shares, insurance and bank regulatory approvals, expiration or early termination of the Hart-Scott-Rodino waiting period, and no litigation involving the Offer. Mr. Shepard is also seeking the appointment of three persons to the DGI Board and three persons to the board of Donegal Mutual Insurance Company (“Donegal Mutual”), without an increase of the size of each board from 12 directors, as a condition of the Offer. These new directors would constitute a minority of each board.

The Offer will expire on April 19, 2013 at 11:59 p.m., New York City time, unless extended. Tenders of shares of DGI’s Class B Common Stock must be made prior to the expiration of the Offer and may be withdrawn at any time prior to the expiration of the Offer. Only shares properly tendered and not properly withdrawn pursuant to the Offer will be purchased.

According to Mr. Shepard: “DGI has not been successful in delivering a positive return for its shareholders. On March 19, 2013, DGI’s Class A stock price was 17% lower, and DGI’s Class B stock price was 27% higher, than on March 15, 2006, when DGI’s Class A stock price was $17.66 per share and DGI’s Class B stock price was $16.53 per share.”

Mr. Shepard blasted DGI’s proposal in its 2013 proxy statement to authorize more Class A shares as dilutive and contrary to the interests of shareholders. In its 2013 proxy statement, DGI asks shareholders to authorize 10 million additional Class A shares. 4,500,000 of these additional Class A shares would be reserved for employee stock options, and 600,000 of these additional Class A shares would be reserved for options for DGI directors and Donegal Mutual directors.

According to Mr. Shepard: “The number of Class A shares reserved for executives, employees and directors is outrageously high, in my opinion. The proxy statement states that there are approximately 7 million Class A shares currently reserved for stock option and stock purchase plans. DGI is asking for an additional 5 million Class A shares for additional employee and director options. That’s 12 million shares – more than half the current Class A shares outstanding, and more than one-third of all the Class A shares currently authorized.”

The proxy statement also revealed CEO Don Nikolaus’ total 2012 compensation at $1,446,797 – higher than the next three executives combined. According to Mr. Shepard: “It’s time to put a stop to the outlandish benefits conferred upon Don Nikolaus and his friends on the DGI Board and the Donegal Mutual Board.”

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Mr. Shepard attempted to bring a shareholder proposal for a vote at the 2013 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act of 1934, as amended. The proposal called for DGI to immediately hire an investment banker to evaluate alternatives that could enhance shareholder value, including but not limited to, a merger or outright sale of DGI. However, DGI sought to block the proposal and the Securities and Exchange Commission on February 15, 2013, stated that it would take no action if DGI excluded it.

As a committed investor in DGI, Mr. Shepard’s focus is for DGI to enhance value for its investors. If Mr. Shepard’s Offer is completed, it would provide numerous benefits, including: providing Class B shareholders with a fair price for their Class B shares; and not affecting Donegal Mutual’s majority voting control of DGI.

As the owner of approximately 18.0% and 7.1%, respectively, of the outstanding Class A and Class B shares of DGI, Mr. Shepard believes DGI’s shares trade at a substantial discount to their realizable value if DGI were to combine with another mutual insurer. Examples of such realization of value include the following transactions: Nationwide-ALLIED (74% premium over pre-announcement share price), State Auto-Meridian (135% premium over the share price immediately before American Union’s tender offer (State Auto outbid American Union)), and recently completed Nationwide-Harleysville (137% premium over share price five business days preceding announcement).

The Nationwide Mutual merger with Pennsylvania-domiciled Harleysville Mutual, followed by the purchase of Harleysville Group’s publicly traded shares, was completed on May 1, 2012. As disclosed in Harleysville Group’s Proxy Statement of December 23, 2011, there were two competing bidders in addition to Nationwide, one of which was Liberty Mutual.

Mr. Shepard believes DGI should be combined with another mutual. Based upon the aforesaid examples (and especially the most recent example with Harleysville), Mr. Shepard believes that no amount of rate increases, fortuitous avoidance of catastrophic storms, or other operational improvements can unlock realization of the value of DGI’s shares as would a merger or sale of DGI to another mutual insurer. However, Mr. Shepard believes that neither Donegal Mutual nor DGI has any current or long-term plans to combine with another mutual insurer, based on Donegal Mutual’s statements in its Schedule 13D/A filed on June 6, 2012.

DGI is a savings and loan holding company because it indirectly owns a federal savings bank in Pennsylvania named Union Community Bank FSB. In a letter dated February 28, 2011, the Office of Thrift Supervision (“OTS”) concluded that Mr. Shepard was not in violation of rules that require the OTS’s permission to own more than 10% of a class of securities of a savings and loan holding company. The Federal Reserve Board, which subsequently replaced the OTS as the regulator in this area, has stated in a release that does not plan to revisit ownership structures previously approved by the OTS. Despite this statement, DGI petitioned the Federal Reserve Board to bring an enforcement action against Mr. Shepard for his ownership of more than 10% of the Class A shares of DGI. This maneuver, in Mr. Shepard’s opinion, is a blatant attempt by DGI to block his tender offer announced today. Mr. Shepard will fully comply with all applicable rules, including the Federal Reserve Board’s.

Mr. Shepard is the beneficial owner of 3,602,900 Class A shares and 397,100 Class B shares of DGI, which he acquired at a total cost of $58.6 million. Mr. Shepard has been a Class A and a Class B shareholder of DGI since 2005, and he is now by far DGI’s largest shareholder with the exception of Donegal Mutual Insurance Company. Mr. Shepard has invested in and closely followed the publicly traded subsidiaries of mutual property and casualty companies like DGI for nearly 20 years. Mr. Shepard has also extensively researched mutual property and casualty company mergers, affiliations and reorganizations spanning a 30-year period.

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of DGI. It does not purport to be complete and is qualified in its entirety by reference to the complete text of the Offer to Purchase and the related Letter of Transmittal, which contain important information that should be read carefully before any decision is made with respect to the Offer.

The Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery are being filed with the SEC and will be made available through the SEC’s website at http://www.sec.gov/. Any questions or requests for assistance or for additional copies of the Offer to Purchase, the related Letter of Transmittal and other related tender offer materials may be directed to the Information Agent at its address and telephone numbers set forth below, and copies will be furnished promptly at the Offeror’s expense. The Information

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Agent for the Offer is: D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005. Banks and Brokerage Firms please call collect: (212) 269-5550. All others call toll-free: (800) 967-5079. Email: information@dfking.com

THE OFFER IS NOT INTENDED TO AND DOES NOT CONSTITUTE (I) A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF DGI’S STOCKHOLDERS OR (II) A SOLICITATION OF A CONSENT OR AUTHORIZATION IN THE ABSENCE OF ANY SUCH MEETING.

12.	Purpose of the Offer; Plans for the Company; Certain Considerations.

The purpose of the Offer is to enable Offeror to increase his investment, voting rights and representation in the Company. Due to the limited trading volume for the Class B Shares, a tender offer for the Class B shares is the most efficient means to acquire a larger amount of such shares.

Following consummation of the Offer there would be a limited number of publicly traded Class B Shares outstanding and those shares might be delisted from NASDAQ. See Section 7—“POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE CLASS A SHARES AND THE CLASS B SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION AND MARGIN REGULATIONS.”

Offeror does not seek control of the Company and has not requested a majority of the Board of Directors or any changes to the management of the Company in connection with the Offering, other than the appointment of three persons selected by Offeror to the Boards of Directors of the Company and Donegal Mutual.

13.	Dividends and Distributions.

If, on or after the date of this Offer to Purchase, the Company (i) splits, combines or otherwise changes the Class A Shares or Class B Shares or its capitalization, (ii) acquires Class A Shares or Class B Shares or otherwise causes a reduction in the number of Class A Shares or Class B Shares, (iii) issues or sells additional Class A Shares or Class B Shares, or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing (except pursuant to currently approved stock option plans) or (iv) discloses that it has taken such action, then, without prejudice to Offeror’s rights under Section 1—“TERMS OF THE OFFER; EXPIRATION DATE” and Section 14—“CONDITIONS OF THE OFFER,” Offeror, in his sole discretion, may make such adjustments in the Offer Price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change including, without limitation, the number or type of securities offered to be purchased.

If, on or after the date of this Offer, the Company declares or pays any cash dividend on the Class A Shares or Class B Shares or other distribution on the Class A Shares or Class B Shares (except for regular quarterly cash dividends on the Class A Shares or Class B Shares not in excess of $.1225 per Class A Share and $.1100 per Class B Share having customary and usual record dates and payment dates), or issues with respect to the Class A Shares or Class B Shares any additional Class A Shares or Class B Shares, shares of any other class of capital stock, other than voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Class B Shares purchased pursuant to the Offer to Offeror or his nominee or transferee on the Company’s stock transfer records (except in each case pursuant to currently approved stock option plans), then, subject to the provisions of Section 12—“PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN CONSIDERATIONS” and Section 14—“CONDITIONS OF THE OFFER,” (i) the Offer Price may, in the sole discretion of Offeror, be reduced by the amount of any such cash dividends or cash distributions and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for the account of Offeror and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Offeror, accompanied by appropriate documentation of transfer or (b) at the direction of Offeror, be exercised for the benefit of Offeror, in which case the proceeds of such exercise will promptly be remitted to Offeror. Pending such remittance and subject to applicable law, Offeror will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire the Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Offeror in his sole discretion.

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14.	Conditions of the Offer.

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Offeror’s rights to extend and amend the Offer at any time in his sole discretion, Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Offeror’s obligation to pay for or return tendered Class B Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Class B Shares, and may terminate the Offer as to any Class B Shares not then paid for, if, in the reasonable discretion of Offeror (i) at or prior to the expiration of the Offer, any one or more of the Minimum Condition, the Board Condition, the Hart-Scott-Rodino Condition, the FRB Condition, the Insurance Regulatory Approval Condition, or the No Litigation Condition has not been satisfied, or (ii) at any time prior to the acceptance for payment of Class B Shares, any of the following events shall occur:

(a)	there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim before any court, governmental regulatory or administrative agency or commission, authority or tribunal, domestic, foreign or supranational, by any government, governmental authority or other regulatory or administrative agency or commission, domestic, foreign or supranational, or by any other person, domestic or foreign (whether brought by the Company, an affiliate of the Company or any other person), which (i) challenges or seeks to challenge the acquisition by Offeror or any affiliate of his of the Class B Shares, restrains, delays or prohibits or seeks to restrain, delay or prohibit the making of the Offer, consummation of the transactions contemplated by the Offer or any other subsequent business combination, restrains or prohibits or seeks to restrain or prohibit the performance of any of the contracts or other arrangements entered into by Offeror or any of his affiliates in connection with the acquisition of the Company Class B Shares or obtains or seeks to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or any other subsequent business combination, (ii) prohibits or limits or seeks to prohibit or limit Offeror’s ownership or operation of all or any portion of his or the Company's business or assets (including without limitation the business or assets of their respective affiliates and subsidiaries) or to compel or seeks to compel Offeror to dispose of or hold separate all or any portion of his own or the Company's business or assets (including without limitation the business or assets of their respective affiliates and subsidiaries) or imposes or seeks to impose any limitation on the ability of Offeror or any affiliate of his to conduct his own business or own such assets as a result of the transactions contemplated by the Offer or any other subsequent business combination, (iii) makes or seeks to make the acceptance for payment, purchase of, or payment for, some or all of the Class B Shares pursuant to the Offer illegal or results in a delay in, or restricts, the ability of Offeror, or renders Offeror unable, to accept for payment, purchase or pay for some or all of the Class B Shares, (iv) imposes or seeks to impose limitations on the ability of Offeror or any affiliate of his effectively to acquire or hold or to exercise full rights of ownership of the Class B Shares, including, without limitation, the right to vote the Class B Shares purchased by him on an equal basis with all other Class B Shares on all matters properly presented to the shareholders of the Company, (v) in the reasonable judgment of Offeror, might adversely affect the Company or any of its subsidiaries or affiliates or Offeror, or any of their respective affiliates or subsidiaries, (vi) in the reasonable judgment of Offeror, might result in a diminution in the value of the Class A Shares or Class B Shares or the benefits expected to be derived by Offeror as a result of the transactions contemplated by the Offer, (vii) in the reasonable judgment of Offeror, imposes or seeks to impose any material condition to the Offer unacceptable to Offeror or (viii) otherwise directly or indirectly relates to the Offer or any other business combination with the Company;

(b)	there shall be any action taken, or any statute, rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable to the Offer or other subsequent business combination between Offeror or any affiliate of Offeror and the Company or any affiliate of the Company or any other action shall have been taken, proposed or threatened, by any government, governmental authority or other regulatory or administrative agency or commission or court, domestic, foreign or supranational, other than the routine application of the waiting period provisions of the HSR Act to the Offer, that, in the reasonable judgment of Offeror, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (viii) of paragraph (a) above;

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(c)	any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders, equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of the Company or any of its subsidiaries or affiliates which, in the reasonable judgment of Offeror, is or may be materially adverse to the Company or any of its subsidiaries or affiliates, or Offeror shall have become aware of any fact which, in the reasonable judgment of Offeror, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Class A Shares or Class B Shares to Offeror;

(d)	there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange of in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the reasonable judgment of Offeror, might affect the extension of credit by banks or other lending institutions, (iv) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States, (v) any significant change in United States or any other currency exchange rates or any suspension of, or limitation on, the markets therefor (whether or not mandatory), (vi) any significant adverse change in the market price of the Class A Shares or Class B Shares or in the securities or financial markets of the United States, or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the reasonable judgment of Offeror, a material acceleration or worsening thereof;

(e)	the Company or any subsidiary of the Company shall have, at any time after March 20, 2013, (i) issued, distributed, pledged, sold or authorized, proposed or announced the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock (other than sales or issuances pursuant to options outstanding on March 20, 2013 in accordance with their terms as disclosed on such date) of any class (including without limitation the Class A Shares and the Class B Shares) or securities convertible into any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of the Company (except in each case pursuant to currently approved stock option plans), or (B) any other securities in respect of, in lieu of, or in substitution for, Class A Shares or Class B Shares outstanding on March 20, 2013, (ii) purchased, acquired or otherwise caused a reduction in the number of, or proposed or offered to purchase, acquire or otherwise reduce the number of, any outstanding Class A Shares or Class B Shares, or other securities, (iii) declared, paid or proposed to declare or pay any dividend or distribution on any Class A Shares or Class B Shares (other than the regular quarterly dividend on the Class A Shares or Class B Shares not in excess of the amount per share, and with record and payment dates, in accordance with recent practice) or on any other security or issued, authorized, recommended or proposed the issuance or payment of any other distribution in respect of the Class A Shares or Class B Shares, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred any debt other than in the ordinary course of business and consistent with past practice or any debt containing burdensome covenants, (vi) issued, sold, authorized, announced or proposed the issuance of or sale to any person of any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or incurred or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vii) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of the Class A Shares or Class B Shares, (viii) authorized, recommended, proposed or entered into or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of a material amount of assets or securities, any material change in its capitalization, any waiver, release or relinquishment of any material contract rights or comparable right of the Company or any of its subsidiaries or any agreement contemplating any of the foregoing or any comparable event not in the ordinary course of business, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced, (ix) transferred into escrow any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or entered into any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business and consistent with past practice or entered into or amended any agreements, arrangements or plans so as to

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provide for increased benefits to the employees as a result of or in connection with the transactions contemplated by the Offer or any other change in control of the Company, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or Offeror shall have become aware of any such action which was not previously disclosed in publicly available filings, (xi) amended or proposed or authorized any amendment to the Company Articles or the Company By-laws or similar organizational documents, (xii) authorized, recommended, proposed or entered into any other transaction that in the reasonable judgment of Offeror could, individually or in the aggregate, adversely affect the value of the Class A Shares or Class B Shares to Offeror or (xiii) agreed in writing or otherwise to take any of the foregoing actions or Offeror shall have learned about any such action which has not previously been publicly disclosed by the Company and also set forth in filings with the SEC;

(f)	the Company and Offeror shall have reached an agreement or understanding that the Offer be terminated or amended or Offeror (or one of their respective affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire the Company by merger or similar business combination, or purchase of Class A Shares or Class B Shares or assets of the Company;

(g)	Offeror shall become aware (i) that any material contractual right of the Company or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries shall become accelerated or otherwise become due prior to its stated due date, in either case with or without notice or the lapse of time or both, as a result of the transactions contemplated by the Offer or (ii) of any covenant, term or condition in any of the Company's or any of its subsidiaries' instruments or agreements that are or may be materially adverse to the value of the Class A Shares or Class B Shares in the hands of Offeror or any other affiliate (including, but not limited to, any event of default that may ensue as a result of the consummation of the Offer or any other business combination or the acquisition of control of the Company);

(h)	Offeror shall not have obtained any waiver, consent, extension, approval, action or non-action from any governmental authority or agency which in his reasonable judgment is necessary to consummate the Offer; which, in the reasonable judgment of Offeror in any such case, and regardless of the circumstances (including any action or inaction by Offeror or any of his affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer;

(i)	there shall have occurred since the date of the Offer to Purchase, any change in the compensation paid or payable by the Company or its entities to their directors, officers or employees, including the granting of additional shares, stock options or bonuses, in each case outside the ordinary course of business or not consistent with past practice, or the adoption of additional severance or other payments payable in the event of a termination of employment or change of control;

(j)	any change or development shall have occurred or been threatened since the date of the Offer to Purchase in the business, properties, assets, liabilities, financial condition, operations, results of operations, or prospects for the business of the Company which is outside the ordinary course of the Company’s business or may be materially adverse to the Company, or Offeror shall have become aware of any fact that has not been previously publicly disclosed by the Company that could reasonably be expected to have a material adverse effect on the value of the Class B Shares;

(k)	the Company, or its board of directors or any of the Company’s subsidiary entities or any governing body thereof shall have authorized, proposed or announced its intention to propose any material change to its amended certificate of incorporation or bylaws, any merger, consolidation or business combination or reorganization transaction, acquisition of assets, disposition of assets or material change in its capitalization or indebtedness, or any comparable event not in the ordinary course of business; or

(l)	a tender offer or exchange offer for some or all of the Class B Shares shall have been made or publicly announced or proposed to be made, supplemented or amended by any person other than Offeror.

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The foregoing conditions are for the sole benefit of Offeror and may be asserted by Offeror in his reasonable discretion, regardless of the circumstances (including, for example, any action or omission by the Company, but excluding any action or omission by Offeror) giving rise to any such conditions or may be waived by Offeror in his sole discretion in whole or in part at any time and from time to time. The failure by Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Offeror concerning any condition or event described in this Section 14—“CONDITIONS OF THE OFFER” shall be final and binding upon all parties. Should the Offer be terminated pursuant to the foregoing provisions, all tendered Class B Shares not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering stockholders. In determining whether the Minimum Condition has been satisfied, Offeror may take into account warrants, options or other rights to acquire Class B Shares (whether or not immediately exercisable) based upon publicly available information as filed by the Company with the SEC.

15.	Certain Legal Matters; Regulatory Approvals.

General. Except as otherwise disclosed herein, based on a review of publicly available information filed by the Company with the SEC, Offeror is not aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries or affiliates, taken as a whole, that might be adversely affected by the acquisition of Class B Shares and the indirect acquisition of the capital stock of the Company's insurance subsidiaries by Offeror pursuant to the Offer, or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Class B Shares, or the indirect acquisition of the capital stock of the Company's insurance subsidiaries by Offeror as contemplated herein. Should any such approval or other action be required, Offeror currently contemplates that such approval or action would be sought. While Offeror does not currently intend to delay the acceptance for payment of Class B Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Offeror, or that certain parts of the businesses of the Company, Offeror might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. Offeror’s obligation under the Offer to accept for payment and pay for Class B Shares is subject to certain conditions. See Section 14—“CONDITIONS OF THE OFFER.”

State Insurance Approvals. Under Title 40 of the Pennsylvania Statutes, Section 991.1402(a)(1), the acquisition of a domestic insurance company, such as the Company or Donegal Mutual, by a corporation, such as Offeror, must be approved by the Pennsylvania superintendent of insurance (“Pennsylvania Superintendent”). In connection with the Offer, Offeror must file a statement, known as Form A, with the Pennsylvania Superintendent containing information regarding the Offer as set forth in Title 40, Section 991. 1402(a)(1) of the Pennsylvania Statutes and Title 31, Section 25.16 of the Pennsylvania Administrative Code. A copy of Form A also will be sent to the Company. The Pennsylvania Superintendent will approve the acquisition unless he or she finds that, after the acquisition, (i) the Company would not be able to satisfy the requirements for the issuance of a license to write the lines of insurance for which it is licensed, (ii) the effect of the acquisition would be to lessen competition, (iii) the financial condition of Offeror would jeopardize the stability of the Company or prejudice the interests of its policyholders, (iv) the plans or proposals Offeror has for the Company are unfair and unreasonable for its policyholders and not in the public interest, (v) the competence of the persons that would control the Company would not be in the interests of its policyholders and the public, and (vi) the acquisition would be hazardous or prejudicial to the insurance-buying public. The Pennsylvania Superintendent will hold a public hearing to consider the acquisition and the above issues. The hearing will be held at the Pennsylvania Superintendent’s offices within ten, but not earlier than seven, calendar days from the date the notice of the hearing is transmitted. The hearing officer will submit to the Pennsylvania Superintendent a written report with a recommendation for the action to be taken by the Pennsylvania Superintendent. This report will be provided to Offeror within seven days of its filing with the Pennsylvania Superintendent by the hearing officer. Offeror may file objections within three days thereafter. The Pennsylvania Superintendent will make a final decision on the acquisition not sooner than three days after the report is filed.

In addition, the Company owns or otherwise controls insurance companies that are domiciled in the states of Iowa, Maryland, Michigan, Virginia and Wisconsin. These states have similar filing and approval requirements. Pursuant to these states’ insurance laws, the acquisition of the Company by Offeror must be approved by the states’ insurance authorities because the Company and Donegal Mutual owns a controlling interest in a domestic insurance company.

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Iowa. In connection with the Offer, Offeror must file with the Iowa insurance commissioner a Form A statement providing certain information regarding the Offer. This statement also will be provided to the Company. The Iowa insurance commissioner will hold a public hearing regarding the acquisition within 30 days after the statement is filed and will make a determination on the acquisition within 30 days after the conclusion of the hearing. The Iowa insurance commissioner will approve the acquisition if he or she finds, among other things, that the insurer will be able to satisfy the requirements for the issuance of a license to write the lines of insurance for which it is presently licensed and that the effect of the acquisition will not lessen competition in the state.

Maryland. In connection with the Offer, Offeror must file with the Maryland director of insurance a Form A statement providing certain information regarding the Offer. The statement also will be provided to the Company. The Maryland director of insurance will hold a public hearing regarding the acquisition within 30 days after the statement is filed and will make a determination on the acquisition within 30 days after the conclusion of the hearing. The Maryland director of insurance will approve the acquisition if he or she finds, among other things, that the insurer will be able to satisfy the requirements for the issuance of a license to write the lines of insurance for which it is presently licensed and that the effect of the acquisition will not lessen competition in the state.

Michigan. In connection with the Offer, Offeror must file with the Michigan department of insurance a Form A statement providing certain information regarding the Offer. This statement will also be provided to the Company. The Michigan commissioner of insurance will hold a public hearing regarding the acquisition and will approve the acquisition if he or she finds, among other things, that the acquisition of control would not affect the contractual obligations of the domestic insurer and competition in the state would not be lessened. The public hearing will be held within 60 days after all required information has been filed. The Michigan commissioner of insurance will make a determination on the acquisition within 30 days after the conclusion of the public hearing.

Virginia. In connection with the Offer, Offeror must file with the Virginia director of insurance a Form A statement providing certain information regarding the Offer. The statement also will be provided to the Company. The Virginia director of insurance will hold a public hearing regarding the acquisition within 30 days after the statement is filed and will make a determination within 30 days after the conclusion of the hearing. The Virginia director of insurance will approve the acquisition if he or she finds, among other things, that the insurer will be able to satisfy the requirements for the issuance of a license to write the lines of insurance for which it is presently licensed and that the effect of the acquisition will not lessen competition in the state.

Wisconsin. In connection with the Offer, Offeror must file with the Wisconsin commissioner of insurance a Form A statement providing certain information regarding the Offer. The statement also will be provided to the Company. The Wisconsin commissioner of insurance will make a determination within 30 days after the filing. The Wisconsin commissioner of insurance will approve the acquisition unless he or she finds, among other things, that it would violate the law, be contrary to the interests of the insureds, stockholder or the public.

ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The purchase of Class B Shares pursuant to the Offer is subject to such requirements. See Section 14 — “CONDITIONS OF THE OFFER.”

Pursuant to the requirements of the HSR Act, Offeror intends to file a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC. The waiting period applicable to the purchase of Class B Shares pursuant to the Offer will be fifteen (15) days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Offeror. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Offeror with such request. Thereafter, such waiting period can be extended only by court order.

Class B Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or early termination of the waiting period applicable to the consummation of the Offer under the HSR Act. See Section 14 — “CONDITIONS OF THE OFFER.” Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4 — “WITHDRAWAL RIGHTS.” If Offeror’s acquisition of Class B Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or

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documentary material pursuant to the HSR Act, the Offer may be extended in certain circumstances. See Section 1 — “TERMS OF THE OFFER; EXPIRATION DATE.”

The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Class B Shares by Offeror pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Class B Shares pursuant to the Offer or seeking divestiture of the Class B Shares so acquired or divestiture of substantial assets of the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. Offeror does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 14 – “CONDITIONS OF THE OFFER,” including conditions with respect to certain governmental actions.

CHANGE IN BANK CONTROL ACT.  The Company is a savings and loan holding company for a savings association, Union Community Bank FSB (the “Bank”).  As a savings and loan holding company, the Company is regulated by the Board of Governors of the Federal Reserve System (the “FRB”). Purchasers of the securities of savings and loan holding companies are subject to the Change in Bank Control Act (the “Control Act”), 12 U.S. Code Section 1817(j), which the FRB implements through Regulation LL at 12 C.F.R. Part 238.  The Control Act, as implemented by Regulation LL, generally prohibits an individual from acquiring control of a savings and loan holding company unless the individual previously has filed an application for, and has received, the FRB’s approval.

According to Regulation LL, the FRB presumes (subject to rebuttal, as discussed below) that an acquisition of voting securities of a savings and loan holding company constitutes an acquisition of control under the Control Act if, immediately after the transaction, the acquiring person would own, directly or indirectly, 10% or more of any class of voting securities of the company and the company has registered securities under the Section 12 of Exchange Act.  The acquiring person must provide written notice to the FRB at least 60 days before the acquisition, unless the acquiring person rebuts the presumption of control.  Provided that less than 25% of the class of voting securities would be owned by the acquiring person immediately after the transaction, the acquiring person may seek to rebut the presumption of control.  If the acquiring person does not rebut the presumption of control, the acquiring person may consummate the proposed acquisition after the 60-day period expires or upon an earlier written notification by the FRB of its intention not to disapprove the acquisition.

On March 20, 2013, Offeror submitted the required written notice to the FRB seeking to rebut the presumption of control that would result from the Offeror’s acquisition of additional Class B Shares pursuant to the Offer.  Offeror is not seeking control of the Company in this Offer.  For this reason, Offeror will not purchase any of the Class B Shares tendered in the Offer until the earlier of the expiration of the 60-day period described above or Offeror’s earlier receipt of a written notification by the FRB (i) of its intention not to disapprove the acquisition or (ii) that Offeror has rebutted the presumption of control (the “FRB Condition”).

Delaware general corporation law Section 203. The Delaware business combination law prohibits certain business combinations and other transactions (each, a "Section 203 transaction"), between an issuing Delaware corporation (such as the Company) and any "interested shareholder" (defined generally as any person who, directly or indirectly, is entitled to exercise or direct the exercise of 15% or more of the outstanding voting power of a corporation in the election of directors), for a period of three years after the date that person becomes an interested shareholder. During such three-year period, a Section 203 transaction between an issuing public corporation and such interested shareholder is prohibited unless the Section 203 transaction is approved by the company’s board of directors and by a certain supermajority shareholder vote.

Offeror is not currently an “interested shareholder” under DGCL Section 203. However, if the Offer is successful, then Offeror would become such an interested shareholder. Offeror intends to fully comply with the provisions of DGCL Section 203 relating to business combination transactions between the Company and an interested shareholders, if any such transaction should happen to be proposed in the future.

OTHER STATE TAKEOVER LAWS. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial

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economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, Offeror does not know whether any of these laws will, by their terms, apply to the Offer. If any government official or third party seeks to apply any state takeover law to the Offer, Offeror may take any action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Offeror might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Class B Shares, and Offeror may be unable to accept for payment or pay for Class B Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, Offeror may not be obligated to accept for payment or pay for any tendered Class B Shares. See Section 14 — “CONDITIONS OF THE OFFER.”

16.	Fees and Expenses.

Offeror has retained D.F. King & Co., Inc. as the Information Agent and The Colbent Corporation as the Depositary in connection with the Offer. Offeror will pay the Depositary and the Information Agent customary compensation, reimbursement for reasonable out-of-pocket expense, and Offeror will also agree to indemnify D.F. King & Co., Inc. and The Colbent Corporation against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

The Information Agent may contact holders of Class B Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Class B Shares.

Except as set forth above, Offeror will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Class B Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by Offeror for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.	Miscellaneous.

The Offer is being made solely by means of this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Class B Shares, including holders of Class B Shares located in jurisdictions outside the United States. Offeror is not aware of any U.S. state statute that would prohibit Offeror from making the Offer to holders of Class B Shares in that state. If Offeror becomes aware of such a statute, Offeror will make a good faith effort to comply with such statute in making the Offer. Only to the extent permitted by Rule 14d-10(b)(2), the Offer will exclude all holders of Class B Shares in a U.S. state where Offeror is prohibited from making the Offer by administrative or judicial action pursuant to a state statute after a good faith effort by Offeror to comply with such statute. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Offeror has filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—CERTAIN INFORMATION CONCERTING THE COMPANY.”

No person has been authorized to give any information or make any representation on behalf of Offeror not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Offeror nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Offeror, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

GREGORY MARK SHEPARD

March 20, 2013

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Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Class B Shares and any other required documents should be sent by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the as follows:

The Depositary for the Offer is:

The Colbent Corporation

By Overnight Courier:	By Regular Mail:
The Colbent Corporation Attention: Corporate Actions 161 Bay State Drive Braintree, MA 02184	The Colbent Corporation Attention: Corporate Actions P.O. Box 859208 Braintree, MA 02185-9208

Any questions or requests for assistance may be directed to the Information Agent at their telephone numbers and location listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. Holders of Class B Shares may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

22nd Floor

New York, NY 10005

Banks and Brokerage Firms Please Call Collect: (212) 269-5550

All Others Call Toll Free (800) 967-5079

Email: information@dfking.com